UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
OKTA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105
May 11, 2023
Dear Okta Stockholder:
I am pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Okta, Inc. to be held on June 22, 2023, at 9:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live interactive audio webcast on the internet. You will be able to listen, vote and submit your questions at virtualshareholdermeeting.com/OKTA2023 during the meeting.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. We encourage you to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting if you were a stockholder as of the close of business on April 26, 2023.
Thank you for your ongoing support of Okta.
Sincerely,
Todd McKinnon
Chairperson of the Board of Directors and
Chief Executive Officer

YOUR VOTE IS IMPORTANT
On or about May 11, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2023 Annual Meeting of Stockholders and our 2023 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and explains how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2023 Annual Report can be accessed online at www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. Our 2023 Annual Report and Proxy Statement are also available on our investor relations website at investor.okta.com.
Even if you plan to attend the Annual Meeting, please ensure that your shares are voted by signing and returning a proxy card or by using our internet or telephonic voting system.

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

Notice of 2023 Annual Meeting of Stockholders
Notice is hereby given that Okta, Inc. will hold its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 22, 2023, at 9:00 a.m. Pacific Time via a live interactive audio webcast on the internet. You will be able to listen, vote and submit your questions at virtualshareholdermeeting.com/OKTA2023 during the meeting. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

June 22, 2023
•To elect three Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
•To approve, on an advisory non-binding basis, the compensation of our named executive officers; and
•To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

9:00 a.m. Pacific Time
virtualshareholdermeeting.com/OKTA2023

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal Two, and “FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting accompanying this notice, in lieu of mailing printed copies. On or about May 11, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2023 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and explains how you can request a paper copy of the proxy materials. Our Proxy Statement and our 2023 Annual Report can be accessed online at www.proxyvote.com using the control number located on your Notice, on your proxy card, or in the instructions that accompanied your proxy materials.
Only stockholders of record as of the close of business on April 26, 2023 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Larissa Schwartz
Chief Legal Officer and Corporate Secretary
San Francisco, California May 11, 2023

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

Proxy Statement for the 2023 Annual Meeting of Stockholders – Table of Contents

Okta, Inc., 100 First Street, Suite 600
San Francisco, California 94105

General Information
Our board of directors solicits your proxy on our behalf for the 2023 Annual Meeting of Stockholders and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2023 Annual Meeting of Stockholders and the accompanying Notice of 2023 Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live interactive audio webcast on the internet on June 22, 2023, at 9:00 a.m. Pacific Time. On or about May 11, 2023, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2023 Annual Report on Form 10-K. If you held shares of our Class A or Class B common stock as of the close of business on April 26, 2023, you are invited to attend the meeting at virtualshareholdermeeting.com/OKTA2023 and to vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms “Okta,” “the company,” “we,” “us” and “our” refer to Okta, Inc. and its subsidiaries. The mailing address of our principal executive offices is Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

June 22, 2023
9:00 a.m. Pacific Time
virtualshareholdermeeting.com/OKTA2023

How can I attend the Annual Meeting online?

We will host our Annual Meeting via live webcast only. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate from any location around the world. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to listen, vote and ask questions during the meeting through the virtual meeting platform. Any stockholder can attend the Annual Meeting live online at virtualshareholdermeeting.com/OKTA2023. The webcast will start at 9:00 a.m. Pacific Time on June 22, 2023. To attend the Annual Meeting, you will need the 16-digit control number that is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
What matters are being voted on at the Annual Meeting?

You will be voting on:
•The election of three Class III directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024;
•A proposal to approve, on an advisory non-binding basis, the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.

Okta, Inc.	2023 Proxy Statement	1

General Information
How does the board of directors recommend that I vote on these proposals?

Our board recommends a vote:
•“FOR” the election of Shellye Archambeau, Robert L. Dixon, Jr. and Benjamin Horowitz as Class III directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024; and
•“FOR” the approval, on an advisory non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.
Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 26, 2023, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting.
As of the Record Date, there were 155,042,820 shares of our Class A common stock and 7,299,891 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.” Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. As the stockholder of record, you have the right to vote online, by telephone, or—if you receive paper proxy materials by mail—by filling out and returning the proxy card.
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name” (i.e., a “street name stockholder”) and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you are a beneficial owner, you may attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote at the meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.
What is the quorum requirement?

A quorum is the minimum number of shares required to be present to properly hold an Annual Meeting of Stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

2	2023 Proxy Statement	Okta, Inc.

General Information
How many votes are needed for the approval of each proposal?

Proposal One. The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.
Proposal Two. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present in person and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because brokers have discretionary authority to vote on this proposal, we do not expect any broker non-votes.
Proposal Three. The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present in person and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
How do I vote?

If you are a stockholder of record, there are four ways to vote:

By Internet Vote at www.proxyvote.com until 11:59 p.m. Eastern Time on June 21, 2023 (have your Notice or proxy card in hand when you visit the website).	By Telephone Vote toll-free at 1-800-690-6903 until 11:59 p.m. Eastern Time on June 21, 2023 (have your Notice or proxy card in hand when you call).

By Mail Vote by completing and mailing your proxy card (if you received printed proxy materials).	During the Meeting Instructions on how to attend and vote at the Annual Meeting are described at virtualshareholdermeeting.com/OKTA2023.
In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m. Eastern Time on June 21, 2023. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by internet, telephone or mail. You may not vote during the Annual Meeting unless you receive a legal proxy from your broker, bank or other nominee.

Okta, Inc.	2023 Proxy Statement	3

General Information
Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•notifying our Corporate Secretary, in writing, at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105 before the vote is counted;
•voting again using the telephone or internet before 11:59 p.m. Eastern Time on June 21, 2023 (your latest telephone or internet proxy is the one that will be counted); or
•attending and voting during the Annual Meeting.
Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee.
What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board. Todd McKinnon, Brett Tighe and Larissa Schwartz have been designated as proxy holders by our board. If your proxy is properly granted, your shares represented by such proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not give specific instructions, your shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you revoke your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum, but otherwise have no effect on the election of directors. Abstentions have the same effect as a vote “Against” (i) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024 and (ii) the approval, on an advisory non-binding basis, of the compensation of our named executive officers.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. If you do not give timely voting instructions, your broker will have discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm but will not have discretion to vote on any other proposals, including the election of directors (even if not contested).
Where can I find the voting results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and then provide the final results in an amendment to that Current Report as soon as they become available.

4	2023 Proxy Statement	Okta, Inc.

General Information
How are proxies solicited for the Annual Meeting?

Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to their customers who are beneficial owners of our common stock. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $12,500 plus costs and expenses.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2023 Annual Report, primarily online. On or about May 11, 2023, we mailed our stockholders a Notice that contains instructions on how to access our proxy materials electronically, how to vote at the meeting and how to request printed copies of the proxy materials and 2023 Annual Report. The Notice explains how you can request to receive all future proxy materials in printed form by mail or electronically by email. We encourage stockholders to access our proxy materials online to help reduce the environmental impact of our annual meetings.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

As permitted by the SEC, we have adopted a procedure called “householding.” Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. Householding reduces our printing costs, mailing costs and fees, as well as our environmental impact. Stockholders who participate in householding will continue to be able to access and receive individual proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or if you are receiving multiple copies and wish to participate in householding, please contact us at our principal office address:
Okta, Inc.
Attention: Investor Relations
100 First Street, Suite 600
San Francisco, California 94105
(415) 604-3346
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s Annual Meeting of Stockholders by submitting their

Okta, Inc.	2023 Proxy Statement	5

General Information
proposals in writing to our Corporate Secretary at our principal office address shown above. To be considered for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders, our Corporate Secretary must receive the written stockholder proposal no later than January 12, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Okta, Inc.
Attention: Corporate Secretary
100 First Street, Suite 600
San Francisco, California 94105
Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an Annual Meeting of Stockholders is business that is (i) specified in our proxy materials with respect to such Annual Meeting of Stockholders, (ii) otherwise properly brought before such Annual Meeting of Stockholders by or at the direction of our board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such Annual Meeting of Stockholders who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2024 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than February 26, 2024, and
•not later than the close of business on March 27, 2024.
In the event we hold the 2024 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the one-year anniversary of the 2023 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such Annual Meeting is first made. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting of Stockholders does not appear to present his, her or its proposal at such Annual Meeting of Stockholders, we are not required to present the proposal for a vote at such Annual Meeting of Stockholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2024 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.

6	2023 Proxy Statement	Okta, Inc.

General Information
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by the nominating and corporate governance committee of our board (the “nominating committee”). Any such recommendation must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Identifying and Evaluating Director Nominees—Stockholder Recommendations.”
In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders. To nominate a director, you must provide the information required by our bylaws. In addition, you must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws is included as Exhibit 3.2 to our 2023 Annual Report and available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Why is this Annual Meeting being held virtually?

We continue to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.
You will be able to participate in the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting virtualshareholdermeeting.com/OKTA2023. You also will be able to vote your shares electronically prior to or during the Annual Meeting.
How can I submit a question at the Annual Meeting?

If you want to submit a question during the Annual Meeting, log into virtualshareholdermeeting.com/OKTA2023, type your question in the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints.
What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Technical support will be available starting at 8:30 a.m. Pacific Time on June 22, 2023 and will remain available until the Annual Meeting ends.

Okta, Inc.	2023 Proxy Statement	7

01

Proposal One: Election of Directors	Board Structure
	Our board is divided into three staggered classes of directors. One class is elected each year at the Annual Meeting of Stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2024 Annual Meeting of Stockholders and the term of the Class II directors expires at the 2025 Annual Meeting of Stockholders. Directors who are re-elected are expected to hold office for a three-year term or until the election and qualification of their successors in office.

	Nominees	Director Since	Principal Occupation
	Shellye Archambeau	2018	Former Chief Executive Officer, MetricStream, Inc.
	Robert L. Dixon, Jr.	2019	Former Global Chief Information Officer and Senior Vice President, PepsiCo, Inc.
	Benjamin Horowitz	2010	General Partner, Andreessen Horowitz

Our board has nominated Shellye Archambeau, Robert L. Dixon, Jr. and Benjamin Horowitz for election as Class III directors to hold office until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class III director and member of our board and has consented to serve if elected. Patrick Grady, currently a Class III director, is not standing for re-election at the Annual Meeting. Mr. Grady’s resignation is not a result of any disagreement with us or any matter relating to our operations, policies or practices. We thank him for his distinguished service to Okta. Our board has adopted a resolution to reduce the size of the board from ten to nine directors immediately upon the election of the Class III directors at the Annual Meeting.

	Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. Proxies cannot be voted for a greater number of persons than three at the Annual Meeting, the number of nominees named in this proxy statement. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

8	2023 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors
Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our board to conclude that he or she should serve as a director, we believe that each of our directors has a reputation for integrity, honesty and high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines dictate that a majority of our board must consist of directors whom our board has determined are “independent” under the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”).
Directors

The following table sets forth information regarding our directors as of April 26, 2023.

Name	Age	Director Since	Principal Occupation	Class	Audit Committee	Compensation Committee	Nominating Committee

Employee Directors
Todd McKinnon, Chairperson	51	2009	Chief Executive Officer	I
J. Frederic Kerrest, Executive Vice Chairperson	46	2009	Chief Operating Officer	II
Independent Directors
Shellye Archambeau	60	2018	Former Chief Executive Officer, MetricStream, Inc.	III	member
Emilie Choi	44	2022	President and Chief Operating Officer, Coinbase Global, Inc.	I
Robert L. Dixon, Jr.	67	2019	Former Global Chief Information Officer and Senior Vice President, PepsiCo, Inc.	III		member
Jeff Epstein	66	2021	Operating Partner, Bessemer Venture Partners	II	chair		member
Patrick Grady	40	2014	Managing Member, Sequoia Capital	III	member
Benjamin Horowitz, Lead Independent Director	56	2010	General Partner, Andreessen Horowitz	III
Rebecca Saeger	68	2019	Former Executive Vice President and Chief Marketing Officer, Charles Schwab & Co., Inc.	II		member	chair
Michael Stankey	64	2016	Vice Chairman, Workday, Inc.	I		chair	member

Okta, Inc.	2023 Proxy Statement	9

Proposal One: Election of Directors
Our board believes that directors who provide a significant breadth of experience, knowledge and abilities in areas relevant to our business, while also representing a diversity of age, gender, race, sexual orientation and ethnicity, contribute to a well-balanced and effective board. Our board’s metrics as of April 26, 2023 are highlighted in the following graphics. Information about each individual director and director nominee follows.
Board Diversity Matrix (as of April 26, 2023)

Total Number of Directors: 10

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

10	2023 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors
Director Skills Matrix

Name	Technology or Innovation	Cybersecurity, Information Security or Privacy	Global Sales, Markets or Operations	Senior Leadership	Public Company Boards	Risk Management	Marketing or Brand	Finance or Accounting

Archambeau	■		■	■	■	■	■	■
Choi	■		■	■	■			■
Dixon	■	■		■	■	■	■
Epstein	■	■	■	■	■	■		■
Grady	■			■	■	■	■	■
Horowitz	■	■	■	■			■
Kerrest	■	■	■	■			■	■
McKinnon	■	■	■	■		■	■
Saeger	■		■	■	■		■
Stankey			■	■	■		■	■

Okta, Inc.	2023 Proxy Statement	11

Proposal One: Election of Directors
Information Concerning Director Nominees

Shellye Archambeau

Ms. Archambeau joined our board in December 2018. From 2002 until 2018, Ms. Archambeau was Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications Group, Inc., and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the boards of Verizon Communications Inc. since 2013 and Roper Technologies, Inc. since 2018. Ms. Archambeau previously served on the boards of Nordstrom, Inc. from February 2015 to May 2022 and Arbitron Inc. from 2005 to 2013. Ms. Archambeau holds a Bachelor of Science from the Wharton School of the University of Pennsylvania.

We believe that Ms. Archambeau is qualified to serve as a member of our board because of her experience as a company executive, her valuable knowledge of technology, digital media and communications platforms and her experience serving on other boards.

Former Chief Executive Officer, MetricStream, Inc.
Age 60
Director Since 2018

Robert L. Dixon, Jr.

Mr. Dixon joined our board in June 2019. Mr. Dixon has owned The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served at PepsiCo, Inc., a global food and beverage company, as Global Chief Information Officer and Senior Vice President from 2007 through 2016. Previously, Mr. Dixon held various positions with The Procter & Gamble Company, a consumer household products company, since 1977, including Vice President of Global Business Services. Mr. Dixon has served on the boards of Elevance Health, Inc. (formerly Anthem, Inc.), a health benefits company, since 2011, and Build-A-Bear Workshop, Inc., a specialty retailer, since February 2018. At the Georgia Institute of Technology, Mr. Dixon serves on the President’s Advisory Board and the College of Computing Advisory Board and is an Emeritus Trustee of the Foundation Board. He previously served on the CIO Advisory Board for IBM. Mr. Dixon holds a Bachelor of Science in electrical engineering from the Georgia Institute of Technology.

We believe that Mr. Dixon is qualified to serve as a member of our board because he brings valuable technology experience and the perspective of our customers through his prior role as Global Chief Information Officer and his service on the CIO advisory board for another large public company.

Former Global Chief Information Officer and Senior Vice President, PepsiCo, Inc.
Age 67
Director Since 2019

12	2023 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors

Benjamin Horowitz

Mr. Horowitz joined our board in February 2010. Mr. Horowitz is a co-founder and has served as a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. From September 2007 to October 2008, Mr. Horowitz served as a Vice President and General Manager at Hewlett-Packard Company, an information technology company. From September 1999 to September 2007, Mr. Horowitz co-founded and served as the President and Chief Executive Officer of Opsware Inc., a computer software company. From June 2016 to June 2020, Mr. Horowitz served as a member of the board of directors of Lyft, Inc., which operates a multimodal transportation network. Mr. Horowitz also currently serves on the boards of several private companies. Mr. Horowitz holds a Master of Science in computer science from the University of California, Los Angeles and a Bachelor of Arts in computer science from Columbia University.

We believe that Mr. Horowitz is qualified to serve as a member of our board because of his significant knowledge of and history with our company; his experience as a company executive, a seasoned investor, and a current and former director of many companies; and his knowledge of the industry in which we operate.

General Partner, Andreessen Horowitz
Age 56
Director Since 2010

Okta, Inc.	2023 Proxy Statement	13

Proposal One: Election of Directors
Information Concerning Continuing Directors

Emilie Choi

Ms. Choi joined our board in August 2022. Ms. Choi has served as President of Coinbase Global, Inc., a cryptocurrency exchange platform, since November 2020 and as Chief Operating Officer since June 2019. Ms. Choi previously served as Vice President of Business, Data and International at Coinbase from March 2018 to June 2019. From December 2009 to March 2018, Ms. Choi served as the Vice President & Head of Corporate Development for LinkedIn Corporation, a professional networking site and, following its acquisition in December 2016, a subsidiary of Microsoft Corporation, a software company. From August 2007 to December 2009, Ms. Choi served in various positions at Warner Bros. Entertainment Inc., a mass media and entertainment company, including as Director of Digital Business Strategy and Operations and Manager of Corporate Business Development and Strategy. Ms. Choi served as a member of the boards of directors of Naspers Limited, a global internet group, and Prosus N.V., the international internet assets division of Naspers Limited, from April 2017 to August 2021, and ZipRecruiter, Inc., a jobs marketplace, from November 2018 to August 2022. Ms. Choi holds a B.A. in Economics from the Johns Hopkins University and an M.B.A. from the Wharton School at the University of Pennsylvania.

President and Chief Operating Officer, Coinbase Global, Inc.
Age 44
Director Since 2022

We believe that Ms. Choi is qualified to serve as a member of our board because of her experience as a company executive, her knowledge of the industry in which we operate and her experience as a public company director.

Jeff Epstein

Mr. Epstein joined our board in May 2021. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011. From September 2008 to April 2011, Mr. Epstein served as Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company. Prior to joining Oracle, Mr. Epstein served as chief financial officer of several public and private companies. Mr. Epstein previously served on the boards of directors of Booking Holdings Inc. from April 2003 to June 2019, Shutterstock, Inc. from April 2012 to June 2021 and Poshmark, Inc., a social commerce marketplace company, from April 2018 to January 2023. Mr. Epstein has served on the boards of Twilio Inc., a cloud communication platform company, since July 2017, Couchbase, Inc., a provider of a leading modern database for enterprise applications, since June 2015, and AvePoint, Inc., a cloud data management company, since July 2011. Mr. Epstein holds a Bachelor of Arts from Yale University and a Masters in Business Administration from Stanford University.

We believe that Mr. Epstein is qualified to serve as a member of our board because of his experience as a company executive and as a current and former director of many companies, and because of his knowledge of the industry in which we operate.

Operating Partner, Bessemer Venture Partners
Age 66
Director Since 2021

14	2023 Proxy Statement	Okta, Inc.

Proposal One: Election of Directors

J. Frederic Kerrest

Mr. Kerrest co-founded Okta and has served as our Chief Operating Officer (“COO”) and as a member of our board since July 2009. Mr. Kerrest was appointed Executive Vice Chairperson of our board in March 2019. From August 2002 to February 2007, Mr. Kerrest served in a variety of sales and business development roles at salesforce.com, inc., a cloud-based customer relationship management company. Mr. Kerrest holds a Masters in Business Administration from the MIT Sloan School of Management and a Bachelor of Science in computer science from Stanford University.

We believe that Mr. Kerrest is qualified to serve as a member of our board because of his experience and perspective as our COO and co-founder.

Executive Vice Chairperson and Chief Operating Officer
Age 46
Director Since 2009

Todd McKinnon

Mr. McKinnon co-founded Okta and has served as our Chief Executive Officer (“CEO”) and as a member of our board since January 2009. Mr. McKinnon was appointed Chairperson of our board in February 2017. From October 2003 to February 2009, Mr. McKinnon served in various roles at salesforce.com, inc., a cloud-based customer relationship management company, most recently as Senior Vice President of Development. From 1995 to 2003, Mr. McKinnon held various engineering and leadership positions at Peoplesoft, Inc., an enterprise application software company, which was acquired by Oracle Corporation in January 2005. Mr. McKinnon holds a Master of Science in computer science from California Polytechnic State University, San Luis Obispo and a Bachelor of Science in management and information systems from Brigham Young University.

We believe that Mr. McKinnon is qualified to serve as a member of our board because of his experience and perspective as our CEO and co-founder.

Chairperson and Chief Executive Officer
Age 51
Director Since 2009

Okta, Inc.	2023 Proxy Statement	15

Proposal One: Election of Directors

Rebecca Saeger

Ms. Saeger joined our board in January 2019. Ms. Saeger served as an Executive Vice President at Charles Schwab & Co., Inc. from 2004 until 2011, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she served as Executive Vice President, Marketing at Visa U.S.A. Before joining Visa, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding, and Senior Vice President at Ogilvy & Mather. From February 2012 to October 2020, Ms. Saeger served on the board of directors of E*TRADE Financial Corporation, a financial services company, and as a member of the E*TRADE Bank board. She holds a Bachelor of Arts from Muhlenberg College and a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

We believe that Ms. Saeger is qualified to serve as a member of our board because of her valuable expertise in consumer and business-to-business marketing, strategic planning and brand development, as well as her experience serving on other boards.

Former Executive Vice President and Chief Marketing Officer, Charles Schwab & Co., Inc.
Age 68
Director Since 2019

Michael Stankey

Mr. Stankey joined our board in December 2016. Mr. Stankey currently serves as Vice Chairman at Workday, Inc., a financial and human capital management software vendor where, from September 2009 to June 2015, he served as President and Chief Operating Officer. Mr. Stankey also served as a member of the board of directors of Workday from June 2015 to April 2021. From October 2007 to September 2009, Mr. Stankey was an Operating Partner at Greylock Partners, a venture capital firm. From December 2001 to April 2007, Mr. Stankey served as Chairman and Chief Executive Officer at PolyServe, Inc., a database and file serving utility service. From February 2017 to October 2021, Mr. Stankey served as a member of the board of directors of Cloudera, Inc., a data management, machine learning and advance analytics platform provider. Mr. Stankey holds a Bachelor of Business Administration from the University of Wisconsin-Eau Claire.

We believe that Mr. Stankey is qualified to serve as a member of our board because of his experience as a company executive and as a current and former director of many companies, and because of his knowledge of the industry in which we operate.

Vice Chairman, Workday, Inc.
Age 64
Director Since 2016

16	2023 Proxy Statement	Okta, Inc.

Corporate
Governance
Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that Okta is managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and Nasdaq listing standards.
Besides verifying the independence of the members of our board and committees (as discussed below under “Independence of Our Board”), at the direction of our board, we also:
•Periodically review and make necessary changes to the charters for our audit, compensation and nominating committees;
•Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC;
•Have a procedure to receive and address anonymous and confidential complaints or concerns regarding audit or accounting matters; and
•Have a code of conduct that applies to our employees, officers and directors, including our CEO, Chief Financial Officer (“CFO”) and other executive and senior financial officers.
Corporate Governance Guidelines

Our board has adopted a set of corporate governance guidelines, which can be found on our investor relations website at investor.okta.com under “Responsibility and Governance–Governance Overview.” Our corporate governance guidelines address such matters as:
•Director independence—independent directors must constitute at least a majority of our board;
•Board effectiveness—our board and each of its committees must conduct an annual self-evaluation;
•Access to independent advisors—our board as a whole, and each of its committees separately, has authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and
•Board committees—all members of the audit, compensation and nominating committees are independent in accordance with applicable Nasdaq criteria.
Our nominating committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters.
Code of Conduct

Our board has adopted a code of conduct that applies to all of our employees, officers and directors, including our CEO, CFO and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at investor.okta.com under “Responsibility and Governance–Governance Overview.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our code of conduct that applies to our directors or our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Governance Overview page of our website. During the fiscal year ended January 31, 2023 (“fiscal 2023”), no waivers were granted from any provision of the code of conduct.

Okta, Inc.	2023 Proxy Statement	17

Corporate Governance
Independence of Our Board

Our Class A common stock is listed on Nasdaq. Under the Nasdaq listing standards, independent directors must constitute a majority of a listed company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board has determined that Ms. Archambeau, Ms. Choi, Mr. Dixon, Mr. Epstein, Mr. Grady, Mr. Horowitz, Ms. Saeger and Mr. Stankey do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Nasdaq listing standards. The board also previously determined that Michelle Wilson, who served on our board until June 2022, was “independent” under the applicable rules and regulations of the SEC and the Nasdaq listing standards at the time of her service on our board. In making these determinations, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and any of their affiliated funds, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure and Role of Our Lead Independent Director

Mr. McKinnon, our co-founder and CEO, serves as Chairperson of our board. In that capacity, he presides over meetings of our board and holds such other powers and carries out such other duties as are customarily carried out by a board chairperson. Mr. Kerrest, our co-founder and COO, serves as Executive Vice Chairperson of our board. Mr. McKinnon and Mr. Kerrest bring valuable insight to our board due to their perspective and experience as Okta’s co-founders and senior executives.
Our corporate governance guidelines provide that one of our independent directors will serve as the lead independent director. Our board has appointed Mr. Horowitz to serve as lead independent director. In that capacity, Mr. Horowitz presides over periodic meetings of our independent directors, serves as a liaison between the Chairperson of our board and the independent directors, and performs such additional duties as our board may otherwise determine and delegate.
We believe that our current leadership structure provides effective independent oversight of management while Mr. McKinnon's combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. In addition, we believe the Chairperson of our board is well-positioned to act as a bridge between management and the board, facilitating the regular flow of information. Among other duties, the Chairperson of our board may represent our board in communications with stockholders and provide input on the structure and composition of our board. Our board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. During its routine review of the board’s leadership structure, our board and our company regularly consider the circumstances under which the roles of Chairperson of our board and CEO could most effectively serve the interests of our company and its stockholders if separated. As discussed in “Stockholder Outreach” below, from time to time, our company proactively engages with stockholders throughout the year to learn their perspectives on significant issues, and intends to continue to do so, including with respect to gathering stockholder perspectives on board leadership structure.
Our Board’s Role in Risk Oversight

Risk is inherent in every business and we face a number of risks, including, among others, strategic, financial, business and operational, macroeconomic, cybersecurity, legal and regulatory compliance and reputational risks. We have designed and implemented processes to manage risk in our operations, including our enterprise risk management program.
Our management team is responsible for the day-to-day management of risks the company faces, while our board, as a whole and assisted by its committees, has responsibility for the oversight of risk management, including our enterprise risk management program. Management’s involvement in day-to-day risk management enables them to assist our board in the effective design, establishment, maintenance, review and evaluation of our disclosure controls and procedures. In its risk oversight role, our board has the responsibility to satisfy itself that the enterprise risk management processes our management team has designed and

18	2023 Proxy Statement	Okta, Inc.

Corporate Governance
implemented are appropriate and functioning as designed. To that end, our board believes that open communication between our management team and our board is essential for effective risk management and oversight. Our CEO and other members of the senior management team attend quarterly meetings of our board, as well as such other meetings as the board deems appropriate, where, among other topics, they discuss strategy and risks facing the company. In this respect, our full board reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions and events. In addition, our board, through periodic management presentations to individual directors, the audit committee and the board, oversees cybersecurity risks.
While our board is ultimately responsible for risk oversight, our board committees help fulfill those oversight responsibilities in certain areas of risk, as described below.

Audit Committee	Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, liquidity risk and cybersecurity. Our audit committee discusses with our management team and Ernst & Young LLP guidelines and policies with respect to risk assessment and risk management and reviews our major financial risk exposures and the steps our management team has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis, such as risk associated with internal control over financial reporting and liquidity risk.

Compensation Committee	Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Specifically, the compensation committee, along with our management team, at least annually considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on its most recent review, our compensation committee has concluded that our compensation programs, including our executive compensation program, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on Okta or our operations.

Nominating Committee	Our nominating committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership and structure, and corporate governance. In this regard, our nominating committee at least annually reviews director skill sets and time commitments, committee membership and needs and, if warranted, implements committee membership or structure adjustments.

Meetings of Our Board and Annual Meeting Attendance

Our board held seven meetings during fiscal 2023. Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during the period for which he or she was a director or committee member during fiscal 2023. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our Annual Meeting of Stockholders, all meetings of our board, and all meetings of the committees on which they serve. All directors then in office attended the 2022 Annual Meeting of Stockholders.

Okta, Inc.	2023 Proxy Statement	19

Corporate Governance
Committees of Our Board

Our board has established three standing committees: audit, compensation, and nominating. The composition and responsibilities of each committee are described below. Members serve on these committees until they resign or until otherwise determined by our board. Our board assesses the composition of the committees at least annually to consider whether committee assignments should be rotated. Each committee operates pursuant to a written charter adopted by our board that is available on our website at investor.okta.com/corporate-governance/governance-overview.

Audit Committee
Primary Responsibilities
Our audit committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with our management team and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;
•reviews related party transactions; and
•approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee annually reviews the independent registered public accounting firm’s performance and independence, including reviewing all relationships between the independent registered public accounting firm and Okta and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our audit committee held eight meetings during fiscal 2023.

Members
Ms. Archambeau
Mr. Epstein (Chair)
Mr. Grady
Mr. Grady is not standing for re-election at the Annual Meeting, but will serve on the audit committee until his term expires. Ms. Choi will join the audit committee effective at the Annual Meeting.

Independence
Each of our current audit committee members and Ms. Choi meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.
Financial Expertise
Each of our current audit committee members and Ms. Choi meet the financial literacy requirements of the Nasdaq listing standards. In addition, our board has determined that each of Ms. Archambeau and Mr. Epstein is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

20	2023 Proxy Statement	Okta, Inc.

Corporate Governance

Compensation Committee
Primary Responsibilities
The purpose of our compensation committee is to discharge the responsibilities of our board relating to the compensation of our executive officers. Our compensation committee, among other things:
•reviews, approves and determines, or makes recommendations to our board regarding, the compensation of our executive officers;
•administers our equity incentive plans;
•reviews and approves, or makes recommendations to our board regarding, incentive compensation and equity plans; and
•establishes and reviews general policies relating to the compensation and benefits offered to our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq listing standards. Our compensation committee held eight meetings during fiscal 2023.
Compensation Committee Interlocks and Insider Participation
During fiscal 2023, Messrs. Dixon and Stankey and Ms. Saeger, and through June 2022, Ms. Wilson, were the only members of our compensation committee. No member of our compensation committee is or has been an officer or employee of our company. No Okta executive officer currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Members
Mr. Dixon Ms. Saeger Mr. Stankey (Chair) Ms. Wilson served on the compensation committee until June 2022.
Independence
The composition of our compensation committee continues to meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating Committee
Primary Responsibilities
Our nominating committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;
•evaluates the performance of our board and its committees;
•considers and makes recommendations to our board regarding the composition of our board and its committees;
•reviews developments in corporate governance practices;
•reviews our environmental, social and governance (“ESG”) programs and public disclosures;
•evaluates the adequacy of our corporate governance practices and reporting; and
•develops and makes recommendations to our board regarding our corporate governance guidelines.
Our nominating committee operates under a written charter that satisfies the applicable listing requirements and rules of Nasdaq. Our nominating committee held four meetings during fiscal 2023.

Members
Mr. Epstein Ms. Saeger (Chair) Mr. Stankey Ms. Wilson served on the nominating committee until June 2022.
Independence
The composition of our nominating committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations.

Okta, Inc.	2023 Proxy Statement	21

Corporate Governance
Identifying and Evaluating Director Nominees

Our board has delegated to our nominating committee the responsibility of identifying suitable candidates to nominate to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating committee may gather information about candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means its members deem appropriate. Our nominating committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating committee recommends candidates for our board’s approval as director nominees for election to our board.
Our board appointed Emilie Choi as a director effective August 19, 2022 on the recommendation of our nominating committee, which engaged a third-party search firm to identify and evaluate potential candidates for our board.
Minimum Qualifications
Our nominating committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. As part of this process, our nominating committee will consider the current size and composition of our board, as well as the needs of our board and its committees.
Some of the qualifications that our nominating committee considers include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity (which may include consideration as to gender, race and national origin, LGBT status, education, professional experience and differences in viewpoints), skills, education, expertise, business acumen, length of service, understanding of our business and industry and other commitments. In addition, nominees must have proven achievement and competence in their respective fields, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to Okta’s success. The nominating committee looks for individuals who have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities of a public company director. Finally, nominees must have sufficient time available in the judgment of our nominating committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating committee may also consider other factors that it deems, from time to time, to be in the best interests of Okta and our stockholders. After completing its review and evaluation of director candidates, our nominating committee recommends to our full board the director nominees for selection.
Stockholder Recommendations
Stockholders may submit recommendations for director candidates to our nominating committee by writing to our Corporate Secretary at Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105. All such recommendations should include the nominee’s name and qualifications and all other information required by our bylaws. Our nominating committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures that govern the evaluation of candidates proposed by directors or members of our management team.
Stockholder Outreach

With oversight and direction from the nominating committee, since the fall of 2019 we have conducted an annual stockholder outreach program to better understand stockholder perspectives and actively seek stockholder feedback on our board, governance, sustainability and executive compensation practices. Our 2022 non-binding advisory Say-on-Pay vote received 54.4% support, which the members of our compensation committee and board took seriously given previous fiscal years’ strong stockholder support for our executive compensation program. As in past years, we discussed our compensation programs with significant stockholders in the fall of 2021 (fiscal 2022) and based on the feedback we received and the results of our 2022 non-binding advisory Say-on-Pay vote, we intensified our stockholder outreach through the fall of 2022 (fiscal 2023). In our most recent outreach effort in the fall of 2022, we contacted stockholders representing over 55% of our outstanding common stock. Our team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of our outreach program enabled us to gather feedback from a significant cross-section of our stockholder base. As described further in the “Compensation Discussion and Analysis” below, while we received many supportive and positive comments on our direction with respect to our business, ESG initiatives, board composition and annual executive compensation program, a number of stockholders expressed concern over the April 2021 retention stock options granted to our executive officers and a preference for performance-based equity in lieu of stock options.

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Corporate Governance
Based in part on the feedback we received in these discussions, we implemented a new performance-based restricted stock unit award program for our executive officers in fiscal 2023. Additionally, our CEO and our COO requested that they not be granted annual equity awards in fiscal 2023 to address stockholder concerns. In March 2023, we also introduced robust stock ownership guidelines for our named executive officers, encouraging even more alignment of the interests of our named executive officers and our stockholders. We will continue to engage with our stockholders to maintain an open dialogue and ensure that we have an in-depth understanding of our stockholders’ perspectives.
Stockholder Communications

All stockholders and other interested parties are welcome to communicate with our board as a whole or with individual directors through an established process for stockholder communication. For a communication directed to our board as a whole, please contact our Chief Legal Officer in writing at the address listed below or by email to investor@okta.com (specifying “ATTN Chief Legal Officer” in the subject line). For a communication directed to an individual director in his or her capacity as a member of our board, please contact the director in writing at the address listed below or by email to investor@okta.com (specifying “ATTN [name of director]” in the subject line).
Okta, Inc.
100 First Street, Suite 600
San Francisco, California 94105
Attn: [Chief Legal Officer or Name of Individual Director]
Our Chief Legal Officer, in consultation with appropriate members of our board as necessary, will review all incoming communications and, if appropriate, will forward such communications to the appropriate director(s) or to the Chairperson of our board. The Chief Legal Officer will generally not forward communications if they are deemed inappropriate; if they are solicitations, advertisements, surveys, “junk” mail or mass mailings; or if they consist of individual grievances or other interests that are personal to the writer and could not reasonably be construed to be of concern to securityholders or other constituencies of the company.
Environmental, Social and Governance Matters

We believe we have a long-term responsibility to maximize benefits to our society, the environment and all of our stakeholders, including our stockholders, employees, customers, partners and communities. We maintain that operating our company in an environmentally and socially responsible manner will help drive our long-term growth and shareholder value. We take that responsibility seriously, and lead Okta with the conviction that how we build the future is as important as what we build. To that end, our ESG efforts are led by our executive leadership team and are reviewed by the board’s nominating and corporate governance committee.
In May 2020, we publicly launched our ESG program. We worked with external experts and internal stakeholders to help define our most material issues, which form the foundation for our ESG program. We organized our top material issues into three categories:

Protecting Our Customers	Investing in Our People	Supporting Our Communities
Protecting Our Customers
Our customers trust Okta to safely connect people to technology by making it highly available and secure. They benefit from a service designed, built, maintained and monitored to meet the rigorous confidentiality, integrity and availability requirements of the most security-sensitive organizations and industries. Privacy and security are interdependent and we attach prime importance to both. Protecting individuals’ privacy is at the foundation of everything we do and is pivotal to our customers trusting us as their identity provider. For more information on our security and data privacy efforts, please see the “Protecting Our Customers” page of our website at okta.com/responsibility/protecting-our-customers and the “Transparency” page of our website at okta.com/transparency. The information contained on, or that can be accessed through, our website is not incorporated by reference into this Proxy Statement.

Okta, Inc.	2023 Proxy Statement	23

Corporate Governance
Investing in Our People
Our core values—love our customers, never stop innovating, act with integrity, be transparent and empower our people—inform and guide our human capital initiatives and objectives. In order to continue to innovate and drive customer success, it is crucial that we continue to attract, develop and retain exceptional talent and balanced teams. To that end, we strive to make Okta a diverse and inclusive workplace, with opportunities for our employees to grow and develop in their careers, supported by fair and competitive compensation, benefits and wellness programs, and by initiatives that foster connections between and among our employees and their communities.

Love Our Customers	Never Stop Innovating	Act With Integrity	Be Transparent	Empower Our People
We encourage you to review the “Diversity, Inclusion and Belonging,” “Responsibility,” “Careers” and “Okta for Good” pages of our website at www.okta.com for more detailed information regarding our human capital programs and initiatives.

Diversity, Inclusion and Belonging
We are committed to fostering a culture of inclusion and belonging, and to building a diverse workforce to drive innovation and collective growth, which we believe is critical to our success. In recent years, we have made deeper investments in our diversity, inclusion and belonging (“DIB”) program at Okta. Our DIB initiatives — spearheaded by our DIB department and employee resource groups (“ERGs”), in partnership with various other teams — focus on DIB in our workforce, in our workplace and in the marketplace.
We employ inclusive recruitment and hiring practices to source diverse talent and mitigate potential bias throughout the hiring process. Our engagement with diversity sourcing programs and partnerships allows us to both source top talent from underrepresented groups for current open roles, and further strengthen our ability to build and nurture diverse talent communities for future roles. We also continue to recruit from a range of colleges and engage with organizations that support diverse students and jobseekers through our social impact arm, Okta for Good.
Nurturing a culture of inclusion and belonging in our workplace is a key priority. We empower our employees to be authentic and grow through open conversations and engagement resources, including regular safe space DIB discussion forums and facilitated workshops, precise language and inclusive calibrations, mentoring and workplace development programs focused on supporting talent from underrepresented communities, and sponsorship of ERGs that strengthen our DIB culture. We currently have an affinity group supporting neurodiversity and ERGs supporting women, people of color, veterans, the LGBTQIA+ community and parents and caregivers, as well as Circles for our global communities in Europe, the Middle East and Africa (EMEA) and Asia Pacific and Japan (APJ) regions.
Additional information on our DIB strategy, workforce representation and inclusion programs can be found in our most recent State of Inclusion Report located on our website at okta.com/state-of-inclusion-at-okta.

Growth and Development	We invest significant resources to develop talent and actively foster a learning culture where employees are empowered to drive their personal and professional growth. We provide our employees with a wide range of learning and development opportunities, including in-person, virtual, social and self-directed learning, mentoring, coaching and external development. We offer extensive onboarding and training programs through our internal learning initiative to prepare our employees at all levels for career progression and individual development. Our employee onboarding program helps our employees get off to the right start, our manager development program helps to build a solid foundation for our people managers, and our technical training program quickly brings our new technical employees up to speed on our product offerings.

24	2023 Proxy Statement	Okta, Inc.

Corporate Governance

Compensation, Benefits and Wellness
We provide robust compensation, benefits and wellness programs that help support the varying needs of our employees. In addition to market-competitive base pay, short-term bonus incentives and long-term equity incentives, our total rewards program includes comprehensive employee benefits that may vary by country/region, including an employee stock purchase plan, a 401(k) plan with company matching contributions, comprehensive medical, dental and vision insurance, life and disability insurance, health savings accounts, charitable donation matching, flexible time off, volunteer time off, gender-neutral paid parental leave, fertility and adoption support, family care resources, mobile and internet reimbursement, mental health and lifestyle support programs and a variety of other health and wellness resources.
We are committed to fair compensation and opportunity in our workplace. We conduct regular equal pay assessments and adjust as needed to ensure our employees are paid equitably without regard to gender or ethnicity.
Additional information on our compensation, benefits and wellness programs is available on our Total Rewards website at rewards.okta.com.

Dynamic Work
We help our employees succeed by providing flexibility in where and how they work. Prior to the COVID-19 pandemic, we had introduced and began transitioning our workforce to a “Dynamic Work” framework, based on the premise that enabling our employees to work from anywhere can increase employee empowerment, satisfaction and productivity, drive efficiency and enable us to hire from a broader, more diverse pool of talent. In response to the COVID-19 pandemic, we accelerated our move to Dynamic Work to protect the health, safety and wellness of our employees.
Looking forward, we continue to focus on technologies and programs that create equity and build community across our dynamic workforce, including:
•Flexible benefit offerings that allow employee customization;
•Workplace solutions, such as coworking spaces, outside of our primary office locations that support our distributed teams;
•A Dynamic Work Sustainability Guide to empower our employees to bring sustainability into their work environments, wherever they are based; and
•Curated experience programs that foster a sense of community both in-person and virtually.

Supporting Our Communities
The mission of our social impact arm, Okta for Good, is to build a safely connected world where everyone can belong and thrive. We do this by mobilizing our most important assets, our employees, products and corporate resources, to create long-term value for people and the planet. Okta for Good works toward:
•A digital society and economy in which everyone can fully participate;
•Identity and digital infrastructure that protects and enables organizations and those they serve;
•A healthy, sustainable and resilient environment; and
•A technology sector that mitigates potential harm and works toward the collective good.
Through Okta for Good, which is a part of our company and not a separate legal entity, we donate and discount access to our service for non-profit organizations, who use Okta to secure their teams, partners, volunteers, donors and beneficiaries — driving efficiency, security and greater mission outcomes. Our employee volunteer and giving programs enable global team members to support charitable organizations worldwide.
In addition, prior to our initial public offering in April 2017, we reserved 300,000 shares of our common stock to fund and support the operations of Okta for Good, of which 112,500 shares of our Class A common stock remained reserved for future issuances as of April 26, 2023. This commitment fuels strategic grantmaking out of the Okta for Good Fund, a donor-advised fund held at Tides Foundation.

Okta, Inc.	2023 Proxy Statement	25

Corporate Governance
For more information, please view our Okta for Good Impact Report at okta.com/okta-for-good/impact-report.
Environmental Sustainability
We have a long-term commitment to climate action. We annually complete a greenhouse gas (“GHG”) emissions analysis conducted by a third party and annually submit our GHG emissions analysis to CDP including our scope 1, scope 2 and all relevant scope 3 emissions. For more information on our GHG inventory scope, methodology and results, please see okta.com/responsibility/emissions-inventory-results.
We have set public commitments to climate targets. We have committed to achieving 100% renewable electricity for our global real estate footprint on an annual basis. In fiscal 2022, we achieved 100% renewable electricity for our global offices, including coworking spaces, and global employee work-from-home electricity consumption, which marked a critical step in our journey to reduce GHG emissions and take long-term action on climate change. In fiscal 2023, we expanded our 100% renewable electricity program to include cloud services. While we do not own real estate, our headquarters building is LEED Gold certified and contains efficient technology, such as carbon-free heating and smart lighting, reducing our costs and environmental impact. As part of our commitment to sustainability, starting in January 2021, all new Okta direct-leased offices will be at least LEED Silver and WELL Silver certified.
To build on these milestones and to further maximize benefits to society, the environment and all of our stakeholders, we have committed to:
•Integrating climate into our enterprise-wide risk management process, as per the Task Force on Climate-Related Financial Disclosures; and
•Incorporating equity into our climate work through purchasing renewable energy certificates that have a social benefit, and into our grantmaking, as we recognize climate change disproportionately impacts historically marginalized communities, including communities of color.

26	2023 Proxy Statement	Okta, Inc.

Corporate Governance
Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. The compensation committee is responsible for reviewing and making recommendations to the board regarding compensation paid to non-employee directors for their board and board committee service. Periodically, the compensation committee reviews our non-employee director compensation program, receiving input from the compensation committee’s independent compensation consultant regarding market practices and the competitiveness of our non-employee director compensation program in relation to the general market and our peer group. The compensation committee last reviewed our non-employee director compensation program in June 2022 and did not recommend any changes to the board.
Under our non-employee director compensation program, non-employee directors receive initial equity grants when they join the board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our board or any committee thereof.
When first appointed to our board, non-employee directors are granted restricted stock unit awards (“RSUs”) having a fair market value of $350,000 on the date of grant. These initial RSU grants vest in equal annual installments on the first three anniversaries of the date on which the non-employee director was appointed to our board, subject to continuous service. Non-employee directors receive the following annual cash retainers for their service:

Position	Annual Cash Retainer ($)
Board Member	30,000
Lead Independent Director	20,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating Committee Chair	8,000
Audit Committee Member other than Chair	10,000
Compensation Committee Member other than Chair	7,500
Nominating Committee Member other than Chair	4,000
In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted RSUs having a fair market value of $200,000 on the date of grant. These annual RSU grants will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next Annual Meeting of Stockholders, subject to continuous service.
Under our non-employee director compensation program, all RSUs granted to non-employee directors are settled in shares of our Class A common stock. The non-employee director compensation program provides that these RSUs are subject to full accelerated vesting upon the sale of our company in a Sale Event (as defined in our 2017 Equity Incentive Plan, as amended (the “2017 Plan”)).
The following table presents the total compensation for each person who served as a non-employee director during fiscal 2023. Messrs. McKinnon and Kerrest, who were also our employees, received no compensation for their service as directors. The compensation received by Mr. McKinnon as CEO is presented in the “Fiscal 2023 Summary Compensation Table” below. Mr. Kerrest, our COO, is an executive officer other than a named executive officer for fiscal 2023. Other than as set forth in the tables below, we did not pay any compensation or make any equity awards to our non-employee directors during fiscal 2023.

Okta, Inc.	2023 Proxy Statement	27

Corporate Governance
Fiscal 2023 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Shellye Archambeau	40,000	200,037	240,037
Emilie Choi(3)	13,533	350,012	363,545
Robert L. Dixon, Jr.	37,500	200,037	237,537
Jeff Epstein	50,543	200,037	250,580
Patrick Grady	40,000	200,037	240,037
Benjamin Horowitz	50,000	200,037	250,037
Rebecca Saeger	43,935	200,037	243,972
Michael Stankey	49,000	200,037	249,037
Michelle Wilson(4)	17,804	—	17,804
(1)The amounts reported represent the aggregate grant date fair values of the RSUs granted during fiscal 2023 under our 2017 Plan as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair values are set forth in the notes to our consolidated financial statements included in our 2023 Annual Report. These amounts do not necessarily correspond to the actual values recognized or that may be recognized by the directors.
(2)As of January 31, 2023, our non-employee directors held the options and stock awards set forth in the following table:

Name	Shares of Class B Common Stock Underlying Options	RSUs Covering Class A Common Stock
Shellye Archambeau	—	2,378
Emilie Choi	—	3,638
Robert L. Dixon, Jr.	—	2,378
Jeff Epstein	—	3,334
Patrick Grady	—	2,378
Benjamin Horowitz	—	2,378
Rebecca Saeger	—	2,378
Michael Stankey	190,000	2,378
Michelle Wilson	—	—
(3)Ms. Choi joined our board in August 2022.
(4)Ms. Wilson served on our board until June 2022.

28	2023 Proxy Statement	Okta, Inc.

02

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm	Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending January 31, 2024. We are asking our stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.

Our board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate governance. In the event our stockholders do not ratify this appointment by a majority of the votes properly cast at the Annual Meeting, our audit committee will reconsider retaining Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.

We expect a representative of Ernst & Young LLP will attend the Annual Meeting. That individual will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee considers whether the categories of pre-approved services are consistent with rules on accountant independence prescribed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”). Our audit committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2023 in accordance with the foregoing pre-approval policies and procedures.

Okta, Inc.	2023 Proxy Statement	29

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Audit Fees

The following table sets forth the fees billed or to be billed by Ernst & Young LLP and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2023 and 2022. All of these services were approved by our audit committee.

Fee Category	Fiscal 2023 ($)	Fiscal 2022 ($)
Audit Fees(1)	4,245,000	4,518,000
Audit-Related Fees	—	—
Tax Fees(2)	67,000	88,000
All Other Fees(3)	6,000	4,000
Total Fees	4,318,000	4,610,000
(1)Audit Fees relate to professional services provided in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and accounting consultations billed as audit services.
(2)Tax Fees relate to professional services provided for permissible tax advisory services in fiscal 2023 and fiscal 2022.
(3)All Other Fees relate to products and services provided other than those disclosed above, which include subscription fees paid for access to online accounting research software applications.
Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2024.

30	2023 Proxy Statement	Okta, Inc.

Report of the Audit Committee of the Board of Directors
The information contained in this audit committee report is being furnished and shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference.

This report is submitted by the audit committee of the board of directors. The audit committee consists of the directors whose names appear below. No member of the audit committee is an officer or employee of Okta, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.

The audit committee’s general role is to assist the board of directors in monitoring the company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s audited consolidated financial statements for its fiscal year ended January 31, 2023, and met with its management team, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the audited consolidated financial statements and management’s assessment and Ernst & Young’s evaluation of the effectiveness of the company’s internal control over financial reporting as of January 31, 2023. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Ernst & Young LLP the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for its fiscal year ended January 31, 2023 be included in its Annual Report on Form 10-K for its 2023 fiscal year.

Audit Committee
Jeff Epstein (Chair) Shellye Archambeau Patrick Grady

Okta, Inc.	2023 Proxy Statement	31

03

Proposal Three: Approval, on an Advisory Non-Binding Basis, of the Compensation of Our Named Executive Officers
We are asking our stockholders to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers for fiscal 2023 as disclosed in this Proxy Statement. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for information about our executive compensation program, including details of the fiscal 2023 compensation of our named executive officers.
This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to Okta’s named executive officers, as disclosed in the company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.
As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, and will consider the outcome of this vote when making future executive compensation decisions.

Recommendation of Our Board

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

32	2023 Proxy Statement	Okta, Inc.

Proposal Three: Approval, on an Advisory Non-Binding Basis, of the Compensation of Our Named Executive Officers
Executive Officers
The following table sets forth information regarding our executive officers, including their ages, as of April 26, 2023:

Name	Age	Positions and Offices Held with the Company
Todd McKinnon	51	Chairperson of the Board of Directors, Chief Executive Officer and Director
J. Frederic Kerrest	46	Executive Vice Chairperson of the Board of Directors, Chief Operating Officer and Director
Brett Tighe	43	Chief Financial Officer
Shibu Ninan	48	Chief Accounting Officer
Larissa Schwartz	51	Chief Legal Officer and Corporate Secretary
Information Concerning Executive Officers

In addition to Messrs. McKinnon and Kerrest, who both serve as directors, our executive officers as of April 26, 2023 consisted of the following individuals:
Brett Tighe
Mr. Tighe has served as our Chief Financial Officer since January 2022. Prior to his current role, Mr. Tighe served as our interim Chief Financial Officer from June 2021 to January 2022, Senior Vice President of Finance and Treasurer from May 2017 to June 2021, Vice President, FP&A from June 2016 to May 2017, and as head of worldwide FP&A from April 2015 to May 2016. From May 2004 to March 2015, Mr. Tighe served in various finance roles, most recently as Senior Director, Corporate Finance & Strategy, at salesforce.com, inc., a cloud-based customer relationship management company. Mr. Tighe holds a Master of Business Administration from the University of San Francisco and a Bachelor of Arts from the University of California, Santa Barbara.
Shibu Ninan
Mr. Ninan has served as our Chief Accounting Officer (“CAO”) since August 2022. Prior to his current role, Mr. Ninan served as Vice President, Chief Accounting Officer at Veritas Technologies LLC, a data management company, from July 2015 to August 2022 and as Chief Accounting Officer at Saba Software, Inc., a cloud-based intelligent talent management solutions company acquired by Cornerstone OnDemand, Inc., from November 2013 to June 2015. Earlier in his career, Mr. Ninan served as a Senior Manager at KPMG US and at Deloitte India. Mr. Ninan holds a Bachelor of Commerce degree from Bangalore University, a Chartered Accountancy (CA) from the Institute of Chartered Accountants of India, and a Certified Public Accountancy (CPA) from the American Institute of Certified Public Accountants.
Larissa Schwartz
Ms. Schwartz has served as our Chief Legal Officer and Corporate Secretary since March 2023. Prior to her current role, Ms. Schwartz served as our Senior Vice President, Deputy General Counsel, Corporate & Securities from August 2020 to March 2023, as Vice President, Associate General Counsel, Corporate & Securities from June 2017 to August 2020, as Associate General Counsel, Senior Director, Corporate & Securities from November 2015 to June 2017 and as Assistant Corporate Secretary from December 2015 to March 2023. From October 2012 to November 2015, Ms. Schwartz served as Corporate Counsel at Jazz Pharmaceuticals plc, a biopharmaceutical company. Prior to that, Ms. Schwartz served as a corporate attorney at the law firms of Fenwick & West LLP and Simpson Thacher & Bartlett LLP. Ms. Schwartz holds a Juris Doctor from the University of Hawaii at Manoa, a Masters in Philosophy and a Masters of Arts from Yale University and a Bachelor of Arts from Middlebury College.

Okta, Inc.	2023 Proxy Statement	33

Compensation Discussion and Analysis	This Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2023 regarding the compensation for the following executive officers (our “named executive officers”):

	Todd McKinnon	our CEO, Chairperson of the Board of Directors and co-founder;
	Brett Tighe	our CFO;
	Shibu Ninan	our CAO;
	Jonathan T. Runyan	our former General Counsel; and
	Susan St. Ledger	our former President, Worldwide Field Operations.

Executive Transitions

On January 28, 2022, we appointed Mr. Tighe as our CFO effective January 28, 2022. Prior to this appointment, Mr. Tighe was serving as our interim CFO since June 1, 2021.

On July 18, 2022, we appointed Mr. Ninan as our CAO effective August 15, 2022. In this position, he also serves as our principal accounting officer.

On November 30, 2022, we announced that Ms. St. Ledger, our President, Worldwide Field Operations, intended to retire from her position with us effective January 31, 2023, the end of fiscal 2023.

On March 1, 2023, we announced that Mr. Runyan, our General Counsel, would retire from his position with us effective March 3, 2023.

Executive Summary

Okta is the leading independent identity provider. Our vision is to free everyone to safely use any technology, and we believe identity is the key to making that happen. Our mission is to bring simple and secure digital access to people and organizations everywhere. Our Workforce Identity and Customer Identity Clouds are powered by our category-defining Okta Identity Platform that enables our customers to securely connect the right people to the right technologies and services at the right time.

34	2023 Proxy Statement	Okta, Inc.

Compensation Discussion and Analysis
Highlights of Fiscal 2023 Corporate Performance
Specific financial highlights of our performance in fiscal 2023 include:
•Revenue: Total revenue was $1.86 billion, an increase of 43% year-over-year. Subscription revenue was $1.79 billion, an increase of 44% year-over-year.
•Remaining Performance Obligations (“RPO”): RPO, or subscription backlog, was $3.01 billion, an increase of 12% year-over-year. Current RPO, which is contracted subscription revenue expected to be recognized over the next 12 months, was $1.68 billion, an increase of 25% year-over-year.
•Operating Loss: GAAP (as defined below) operating loss was $812 million, or (44)% of total revenue, compared to a GAAP operating loss of $768 million, or (59)% of total revenue for fiscal 2022. Non-GAAP operating loss was $10 million, or (1)% of total revenue, compared to non-GAAP operating loss of $74 million, or (6)% of total revenue for fiscal 2022.
•Net Loss: GAAP net loss was $815 million, compared to a GAAP net loss of $848 million for fiscal 2022. GAAP net loss per share was $5.16, compared to a GAAP net loss per share of $5.73 for fiscal 2022. Non-GAAP net loss was $7 million, compared to non-GAAP net loss of $68 million for fiscal 2022. Non-GAAP basic and diluted net loss per share was $0.04, compared to non-GAAP basic and diluted net loss per share of $0.46 for fiscal 2022.
•Cash Flow: Net cash provided by operations was $86 million, or 5% of total revenue, compared to $104 million, or 8% of total revenue, for fiscal 2022. Free cash flow was $65 million, or 3% of total revenue, compared to $87 million, or 7% of total revenue, for fiscal 2022.
•Customers: Added over 17% more customers bringing our total customer count to 17,600.
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide investors with certain non-GAAP financial measures, including non-GAAP operating income or loss, non-GAAP operating margin, non-GAAP net income or loss, non-GAAP net income or loss per share, basic and diluted and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” section of Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (pages 61 to 65) of our 2023 Annual Report on Form 10-K filed with the SEC on March 3, 2023.
Key Actions of Fiscal 2023 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2023, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2023:
•Base Salary: Maintained the annual base salary of our CEO for fiscal 2023 at its fiscal 2022 level, while increasing the annual base salary of Mr. Tighe by 20%, the annual base salary of Mr. Runyan by 25% and the annual base salary of Ms. St. Ledger by 5%, each in recognition of their performance during the past fiscal year and to more closely align with peer group compensation levels for similarly-situated executives. Our compensation committee also set the initial annual base salary of Mr. Ninan at $380,000 as part of his new hire compensation package as described below.
•Short-Term Incentive Compensation: After achieving the performance objectives established under our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) at 107.1%, our compensation committee used negative discretion to reduce the payout for internal pay equity purposes to 45%, consistent with the achievement of goals established for our broader employee population.
•Long-Term Incentive Compensation: In addition to time-based restricted stock unit (“RSU”) awards, in response to shareholder feedback, we introduced performance-based restricted stock units (“PSUs”) for the first time. In addition, at their request, our CEO and COO were not granted equity awards in fiscal 2023.

The PSU awards provide that the number of PSUs actually earned (between 0% and 200% of the target number of units awarded) will be determined based on our relative total stockholder return compared to the total stockholder return of the Nasdaq Composite Index during three performance periods, a one-year, two-year and three-year performance period, each beginning on February 1, 2022. Our named executive officers did not earn any PSUs for the one-year performance period covering fiscal 2023.
•New Compensation Arrangements: In connection with Mr. Ninan’s appointment as our CAO during fiscal 2023, we entered into a compensation package with him that was intended to be aligned with the compensation packages offered to the executives holding comparable positions at the companies in our compensation peer group, incentivize superior performance and provide significant retentive value. Mr. Ninan was also added as a “covered executive” to our Executive Severance Plan.

Okta, Inc.	2023 Proxy Statement	35

Compensation Discussion and Analysis
•Stock Ownership Guidelines: In early March 2023, we adopted a stock ownership policy for our executive officers who are subject to Section 16 of the Exchange Act and the non-employee members of our board, which is described in more detail in “Other Compensation Policies—Stock Ownership Guidelines” below.
Fiscal 2023 Executive Compensation Policies and Practices

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2023 compensation policies and practices.

What We Do	What We Do Not Do
Use a “pay-for-performance” philosophy to align executive compensation with performance	No “single-trigger” cash or service-vesting equity change-in-control payments or benefits for our executive officers; performance-vesting equity accelerates only to the extent of attainment of goals
Use equity-based compensation to deliver a significant majority of the total compensation of our executive officers to further align their interests with those of our stockholders	No tax reimbursement payments or “gross-ups” for any tax liability on severance or change-in-control payments or benefits
Establish maximum payout amounts under our Bonus Plan and require a threshold level of achievement for payout with respect to each performance measure	No guaranteed bonuses and no guaranteed base salary increases
Conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management	No post-termination retirement, pension or deferred compensation benefits, other than participation in our 401(k) plan on the same terms as our other employees
Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	No material perquisites other than periodic security costs for our executive officers and no health or other benefits, other than those that are generally available to our other employees
Conduct an annual review of our executive compensation strategy, competitiveness and compensation peer group	No strict benchmarking of compensation to a specific percentile of our compensation peer group
Maintain stock ownership guidelines for our executive officers and the non-employee members of our board	No hedging or pledging of our securities by our directors or any employees, including our officers
Retain an independent compensation consultant who reports directly to our compensation committee

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Compensation Discussion and Analysis
Non-Binding Advisory Stockholder Vote on Named Executive Officer Compensation

Our company and our compensation committee value the input of our stockholders. For this reason, since the fall of 2019, members of our management team have contacted our top institutional stockholders to discuss our business, ESG initiatives, board composition and executive compensation program.
Our 2022 non-binding advisory Say-on-Pay vote received 54.4% support, which the members of our compensation committee and board took seriously given previous fiscal years’ strong stockholder support for our executive compensation program. As in past years, we discussed our compensation programs with significant stockholders in the fall of 2021 (fiscal 2022) and based on the feedback we received and the results of our 2022 non-binding advisory Say-on-Pay vote, we intensified our stockholder outreach through the fall of 2022 (fiscal 2023). These stockholder meetings included discussions of the April 2021 retention equity (time-based stock options) granted to our executive officers and our plans to grant performance-based equity. In our most recent outreach effort in the fall of 2022, we contacted stockholders representing over 55% of our outstanding common stock. Our team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of our outreach program enabled us to gather feedback from a significant cross-section of our stockholder base.
Based on our intensified stockholder outreach, we learned that our stockholders generally supported our annual executive compensation program and the alignment between executive officer pay and our company’s performance, but a number of stockholders expressed concern over the retention stock option grants and a preference for performance-based equity in lieu of stock options.
Based in part on the stockholder feedback we received in these discussions, our compensation committee implemented a new PSU program for our executive officers in fiscal 2023, other than our CEO and our COO who requested that they not be granted annual equity awards in fiscal 2023. Based on fiscal 2023 performance, no PSUs were earned under the one-year performance period covering fiscal 2023. For fiscal 2024, we continued to expand our PSU program, increasing the percentage of our overall equity grants to executive officers that are comprised of PSUs.
In March 2023, we also introduced robust stock ownership guidelines for our named executive officers, encouraging even more alignment of the interests of our named executive officers and our stockholders.
We value the opinions of our stockholders, and when making compensation decisions for our executive officers in the future, our board and our compensation committee intend to consider the outcome of the non-binding advisory Say-on-Pay vote, in addition to other stockholder feedback we may receive throughout the year.
Executive Compensation Philosophy, Objectives and Design

Our compensation philosophy is that an executive compensation program should drive and reward performance and further align the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, our executive compensation program is designed to achieve the following primary objectives:
•attract, motivate, incent and retain our executive officers, who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and drive and reward the achievement of our business objectives; and
•effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program design incorporates a mix of compensation elements, including base salary, short-term incentive compensation opportunities, long-term incentive compensation in the form of equity awards and benefits (such as change-in-control payments and benefits), to attract and retain our named executive officers. In determining the amount of each element of direct compensation awarded to our named executive officers, our compensation committee does not apply any fixed percentage of any one element in relation to the overall compensation package. Rather, our compensation committee looks at the overall compensation package and the relative amount of each element on a stand-alone basis for each individual to determine whether such amounts and mix of elements are consistent with the basic principles and objectives of our overall executive compensation program.
A significant majority of the compensation opportunity for our named executive officers is weighted toward equity, as opposed to cash, compensation, though, for fiscal 2023, our CEO and COO, who are our co-founders, requested that our compensation committee refrain from granting them annual equity awards and to instead use the shares that would have been granted to them for grants to other employees. We structure our executive compensation program to be heavily weighted toward long-term equity incentives as we continue to transition the compensation of our named executive officers to levels that are more consistent with

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Compensation Discussion and Analysis
executive compensation in our compensation peer group and which also address the highly competitive labor market for executive talent in the San Francisco Bay Area, which we also believe correlates with the growth of sustainable long-term value for our stockholders.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. As part of this review process, our compensation committee applies our values and the objectives outlined above.
Compensation Committee Oversight of Executive Compensation Process

Our compensation committee discharges many of the responsibilities of our board relating to the compensation of our executive officers and the non-employee members of our board (described in “Corporate Governance—Non-Employee Director Compensation” above), and regularly reports to our board on its discussions, decisions and other actions. Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally and for overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and oversight of our executive compensation program.
Our compensation committee reviews the base salary levels, short-term incentive compensation opportunities and long-term incentive compensation opportunities of our named executive officers each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies—Amended and Restated Equity Award Grant Policy” below.
Compensation-Setting Process

Role of the Compensation Committee
Our compensation committee determines the target total direct compensation opportunities for our executive officers. When making these decisions, our compensation committee reviews the recommendations of our CEO and other data, including input from its compensation consultant, compensation survey data and publicly-available compensation data of our peers. Our compensation committee then draws upon its members’ experience and exercises its independent judgment to determine the target total direct compensation, and each element of compensation, for each of our executive officers.
Our compensation committee does not use a single method or measure in making its determinations, nor does it establish specific targets for the total direct compensation opportunities of our executive officers. Nonetheless, as it continues to adjust the compensation of our named executive officers to levels that are more consistent with those of our compensation peer group, our compensation committee begins its deliberations on cash and equity compensation levels with reference to the 25th, 50th and 75th percentile levels for cash compensation and target total direct compensation as reflected in competitive market data. For more information, see “Competitive Positioning” below.
When determining the amount and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors, among others:
•our performance against the corporate performance objectives established by our compensation committee and our board;
•our financial performance relative to our compensation peer group;
•the compensation levels and practices of our compensation peer group and/or selected broad-based compensation surveys;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys; and
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her function and ability to work as part of a team.
These items reflect our core values and encourage compensation parity among our individual executive officers and provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor acts to determine specific pay levels, nor was the impact of any factor on the ultimate pay level decisions quantifiable. Instead, our compensation committee uses its judgment to evaluate the factors as a whole in reaching compensation decisions.

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Compensation Discussion and Analysis
Role of our CEO
In discharging its responsibilities, our compensation committee works with members of management, including our CEO. Management assists our compensation committee by providing information on corporate and individual performance, financial impact analysis, competitive market compensation data and management’s perspective on compensation matters. Our CEO makes compensation recommendations for each of our executive officers other than recommendations providing compensation to himself. These recommendations cover each executive officer’s target total direct compensation, consisting of base salary, a short-term incentive compensation opportunity and long-term incentive compensation in the form of equity awards. In making these recommendations, our CEO considers a variety of factors, including our business results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of his or her duties, whether the executive officer has achieved his or her individual goals and the relative compensation parity among all of our executive officers.
In fiscal 2023, our CEO and COO requested that our compensation committee refrain from making an annual equity grant to themselves, and to reallocate the shares that would have been granted to them for grants to other employees.
Our compensation committee reviews the recommendation of our CEO and other data and then exercises its own independent judgment to determine the target total direct compensation, and each element thereof, for each of our executive officers, including our CEO. While our CEO typically attends meetings of our compensation committee, our compensation committee meets in executive session outside the presence of our CEO when determining his compensation and when discussing other matters.
Role of the Compensation Consultant
Our compensation committee engages a compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from the committee’s annual executive compensation review. For fiscal 2023, our compensation committee retained Compensia, a national compensation consulting firm with expertise relating to technology companies, to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our compensation committee to, among other things:
•assist in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executive officers;
•assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and fair;
•review compensation for the non-employee members of our board;
•provide market practices for equity compensation design;
•conduct an executive compensation risk assessment;
•coordinate with our management for data collection and job matching for our executive officers; and
•support other ad hoc matters, such as compensation packages for new executive officers, throughout the year.
Based on its consideration of the factors specified in SEC rules and the Nasdaq listing standards, our compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of our compensation committee has raised any conflict of interest. Our compensation committee reviews these factors on an annual basis. As part of our compensation committee’s determination of Compensia’s independence, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to our compensation committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies.
In September 2021, with the assistance of Compensia, our compensation committee reviewed our compensation peer group used for compensation decisions for fiscal 2023, which was generally developed from publicly-traded companies with three primary characteristics:
•a focus on software, with an emphasis on application software, internet and services and systems software business models;
•revenue of approximately $500 million to approximately $3 billion (0.5 to 3.0 times our last four fiscal quarters’ revenue of approximately $1 billion); and
•a market capitalization of approximately $9 billion to approximately $151 billion (within a range of 0.25 to 4.0 times our 30-day average market capitalization of approximately $37.7 billion in September 2021).

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Compensation Discussion and Analysis
Where appropriate, we further refined our peer group by focusing on companies with strong one-year and three-year revenue growth (where possible), strong market capitalization-to-revenue multiples and on companies based in the San Francisco Bay Area or in other U.S. metropolitan areas. Based on the foregoing review, our compensation committee removed Dropbox and, due to its acquisition, Slack Technologies from the compensation peer group and added Cloudflare, Dynatrace, Snowflake, The Trade Desk and Workday for fiscal 2023.
Based on the foregoing, in September 2021 our compensation committee approved the following compensation peer group to assist with the determination of fiscal 2023 compensation for our executive officers:

Cloudflare	MongoDB	The Trade Desk
Coupa Software	Palo Alto Networks	Twilio
CrowdStrike Holdings	Paycom Software	Veeva Systems
Datadog	RingCentral	Workday
DocuSign	ServiceNow	Zendesk
Dynatrace	Snowflake	Zoom Video Communications
HubSpot	Splunk	Zscaler
Our compensation committee uses data drawn from the public filings of the companies in our compensation peer group, as well as data from a custom cut of the Radford Global Technology survey (which included 18 of our 21 peer companies), to evaluate the competitive market when determining the total direct compensation packages for our executive officers.
Our compensation committee reviews our compensation peer group at least annually and adjusts its composition, if warranted, taking into account changes in both our business and the businesses of our peers.
Elements of Our Executive Compensation Program

Our executive compensation program consists of the following primary elements:
•base salary;
•short-term incentive compensation in the form of annual bonuses;
•long-term incentive compensation in the form of equity awards; and
•severance and change-in-control-related payments and benefits.
We also provide our executive officers with comprehensive employee benefit programs, including medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs made available to all our eligible employees.
We believe these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our executive officers on the achievement of both our short-term and long-term objectives and further aligns the interests of our executive officers with those of our stockholders.
Base Salaries
We provide base salary as a fixed source of compensation for each of our executive officers, allowing them a degree of certainty relative to the significant majority of their compensation that is based on equity awards, the value of which varies based on our stock price. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent.
At the beginning of each year, our compensation committee reviews, and adjusts as necessary, the annual base salaries for each of our executive officers, including our CEO. Our compensation committee does not apply specific formulas in setting annual base salary levels or determining adjustments from year to year. However, in completing its annual review and adjustment, our compensation committee targets paying our executive officers annual base salaries that are competitive with current market practice (as reflected by our compensation peer group and/or selected broad-based compensation surveys).
In March 2022, in connection with its review of our executive compensation program, our compensation committee reviewed the annual base salaries of our executive officers, including our then-incumbent named executive officers, and determined that the annual base salary of our CEO would remain the same as in effect for fiscal 2022. Our compensation committee also determined to increase the annual base salary of Mr. Tighe by 20%, the annual base salary of Mr. Runyan by 25% and the annual base salary of Ms. St. Ledger

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Compensation Discussion and Analysis
by 5%, each in recognition of their performance during the past fiscal year and to more closely align with competitive market compensation levels for similarly-situated executives.
The annual base salaries of our then-incumbent named executive officers for fiscal 2023 as determined in March 2022 were as follows:
Annual Base Salaries for Fiscal 2023

Named Executive Officer	Fiscal 2022 Annual Base Salary ($)	Fiscal 2023 Annual Base Salary(1) ($)	Percentage Increase in Annual Base Salary
Mr. McKinnon	306,000	306,000	—
Mr. Tighe	400,000	480,000	20%
Mr. Runyan	371,728	464,660	25%
Ms. St. Ledger	525,000	551,250	5%
(1)Base salary changes were effective February 1, 2022.
In connection with his appointment as our CAO effective August 15, 2022, our compensation committee approved an initial annual base salary for Mr. Ninan of $380,000, based on a variety of factors, including Mr. Ninan’s qualifications, experience, compensation with his prior employer and competitive market data.
The base salaries actually paid to our named executive officers during fiscal 2023 are set forth in the “Fiscal 2023 Summary Compensation Table” below.
Annual Performance-Based Incentive Compensation
We use performance-based incentives to motivate our named executive officers to achieve our annual financial and operational objectives, while making progress toward our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts the performance criteria and related target levels for our Bonus Plan for that fiscal year and establishes the target annual incentive compensation opportunity for each plan participant based on a percentage of each participant’s annual base salary, the performance measures and the associated target levels for each measure and the potential payouts based on actual performance for the fiscal year. In addition, our compensation committee considers the factors described in “Compensation-Setting Process—Role of the Compensation Committee” above.
Overview and Structure
In March 2022, our compensation committee adopted the performance criteria and related target levels under the Bonus Plan for fiscal 2023. As adopted, the Bonus Plan provided for an annual performance period.
Target Annual Incentive Compensation Opportunities
In March 2022, in connection with its review of our executive compensation program, our compensation committee determined that the target annual incentive compensation opportunity for Mr. Runyan would be increased to 70% of his annual base salary in recognition of his performance during the past fiscal year and to more closely align with competitive market compensation levels for similarly-situated executives, while the target annual incentive compensation opportunities of our CEO and other then-incumbent named executive officers would remain the same as in effect for fiscal 2022.
The target annual incentive compensation opportunities of our then-incumbent named executive officers for fiscal 2023 as determined in March 2022 were as follows:
Target Annual Incentive Compensation Opportunities for Fiscal 2023

Named Executive Officer	Fiscal 2023 Annual Base Salary ($)	Target Annual Incentive Compensation Opportunity as Percentage of Base Salary	Target Annual Incentive Compensation Opportunity Under the Bonus Plan ($)
Mr. McKinnon	306,000	65%	198,900
Mr. Tighe	480,000	65%	312,000
Mr. Runyan	464,660	70%	325,262
Ms. St. Ledger	551,250	100%	551,250

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Compensation Discussion and Analysis
In connection with his appointment as our CAO effective August 15, 2022, our compensation committee approved an initial target annual incentive compensation opportunity for Mr. Ninan equal to 45% of his annual base salary, or $171,000 on an annualized basis, but pro-rated for his period of actual employment in fiscal 2023, based on a variety of factors, including Mr. Ninan’s level within our company, qualifications, experience, target bonus opportunity with his prior employer and competitive market data.
Corporate Performance Measures
To measure performance for purposes of the Bonus Plan, in March 2022 our compensation committee selected revenue (weighted 70%) and non-GAAP operating income (weighted 30%) as the corporate performance measures that best supported our annual operating plan and enhanced long-term value creation for our stockholders. For this purpose:
•“revenue” meant GAAP revenue as reflected in our quarterly and annual financial statements; and
•“non-GAAP operating income” meant GAAP operating income as reflected in our quarterly and annual financial statements, adjusted to exclude expenses related to stock-based compensation, non-cash charitable contributions, amortization of acquired intangibles, acquisition- and integration-related expenses, restructuring costs related to severance and termination benefits and lease impairments in connection with the closing of certain leased facilities, amortization of debt discount, amortization of debt issuance costs and loss on early extinguishment of debt.
Bonus Plan Funding Methodology
The threshold, target and maximum performance goals for each metric and the percentage of target bonus earned at each performance level for 2023 annual incentive awards were as follows:
Annual Bonus Plan Metrics

	Revenue (70% weight)			Non-GAAP Operating Income (30% weight)
	Total Revenue (in millions) ($)	Percentage of Target Goal Achieved	Percentage of Target Bonus Earned	Total Non-GAAP Operating Income (in millions) ($)	Percentage of Target Goal Achieved	Percentage of Target Bonus Earned

Maximum	2,169.6	115%	150%	(125.4)	125%	150%
Target	1,886.8	100%	100%	(167.2)	100%	100%
Threshold	1,698.1	90%	25%	(183.9)	90%	50%

If actual performance for fiscal 2023 was less than 90% of the applicable performance target, no payment would be earned with respect to that target. Our compensation committee set high thresholds to ensure that incentive payments would require significant achievement. Total payouts were capped at 150% of the target annual cash incentive opportunities to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.
With respect to the revenue component, for each additional 2% achievement between 90% and 100% of target, the percentage of target bonus earned would increase by 15%, and for each additional 3% achievement between 100% and 115% of target, the percentage of target bonus earned would increase by 10%, with a maximum bonus percentage of 150% of target.
With respect to the non-GAAP operating income component, for each additional 2% achievement between 90% and 100% of target, the percentage of target bonus earned would increase by 10%, and for each additional 5% achievement between 100% and 125% of target, the percentage of target bonus earned would increase by 10%, with a maximum bonus percentage of 150% of target.

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Compensation Discussion and Analysis
Performance in Fiscal 2023 and Payouts
In February 2023, our compensation committee assessed our performance and determined payouts under the Bonus Plan using the process described above. First, our compensation committee measured actual Bonus Plan performance against the pre-established target levels for the fiscal year. Then, our compensation committee exercised its negative discretion to determine the actual payout. For fiscal 2023, our achievement against the target performance levels under the Bonus Plan was as follows:

Performance Measure	Target ($)	Result ($)	Actual Achievement of Target
Revenue	1,886.8 million	1,858.3 million	98%
Non-GAAP Operating Income	(167.2 million)	(35.0 million)	179%
For the full fiscal year, our achievement of the revenue performance measure resulted in payment funding of 89% and our achievement of the non-GAAP operating income performance measure resulted in payment funding of 150%. Based on a relative weighting of 70% for the revenue performance measure and 30% for the non-GAAP operating income performance measure, the total achievement percentage for fiscal 2023 was 107.1%. After considering the recommendation of our CEO, our compensation committee exercised negative discretion and reduced our named executive officer bonus payouts to 45%, consistent with the payout level of the bonus program applicable to our broader employee population.
As a result, the total payouts to our named executive officers under the Bonus Plan in fiscal 2023 were as follows:

Bonus Plan Payouts for Fiscal 2023

Named Executive Officer	Fiscal 2023 Target Annual Incentive Compensation Opportunity ($)	Fiscal 2023 Actual Annual Incentive Compensation Payout ($)
Mr. McKinnon	198,900	89,505
Mr. Tighe	312,000	140,400
Mr. Ninan(1)	79,644	35,840
Mr. Runyan	325,262	146,368
Ms. St. Ledger	551,250	248,063
(1)Mr. Ninan’s target annual incentive compensation opportunity was pro-rated to reflect his partial year of employment.

The Bonus Plan provides that the incentive compensation payouts to current executive officers for periods of service as executive officers may be made in fully-vested RSUs, instead of cash, in order to further align the interests of our executive officers with those of our stockholders. The number of fully-vested RSUs granted to the applicable named executive officer in satisfaction of the amount payable under the Bonus Plan was determined by dividing the earned incentive compensation amount payable (expressed as a dollar value) by the average closing price of our Class A common stock on the Nasdaq during the month prior to the date of grant, consistent with our Amended and Restated Equity Award Grant Policy. Consequently, on March 15, 2023, our named executive officers were granted fully-vested RSU awards to satisfy their payouts earned under the Bonus Plan for fiscal 2023 for the following number of units:
Bonus Plan Payouts for Fiscal 2023

Named Executive Officer	Fiscal 2023 Actual Number of Units Received as Annual Incentive Compensation Payout (#)
Mr. McKinnon	1,188
Mr. Tighe	1,864
Mr. Ninan	476
Mr. Runyan	1,943
Ms. St. Ledger was paid in cash pursuant to her Separation Agreement.
Each fully-vested RSU was settled for one share of our Class A common stock.
The grant date fair values of the RSUs earned by our named executive officers during fiscal 2023 under the Bonus Plan are set forth in the “Fiscal 2023 Summary Compensation Table” below.

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Compensation Discussion and Analysis
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards has a direct relationship to our stock price; therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market. In fiscal 2023, long-term equity awards were granted in the form of RSUs and PSUs.
In prior fiscal years, our compensation committee granted equity awards in the form of options to purchase shares of our Class A common stock and service-based RSU awards settled in shares of our Class A common stock. In fiscal 2023, our compensation committee decided to replace stock options with PSU awards that may be earned and settled in shares of our Class A common stock, contingent on achievement of performance goals. The purpose of this change was to be responsive to stockholder feedback and to strengthen the overall performance orientation of our executive compensation program and further align the economic interests of our executive officers with those of our stockholders.
PSU awards provide a direct link between compensation and stockholder return, motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.
We further believe that RSU awards provide a strong retention incentive for our executive officers, provide a reward for growth in the value of our Class A common stock and are less dilutive than stock options to our stockholders. Since their value increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns with the long-term interests of our executive officers and stockholders. Unlike stock options, however, RSU awards have real economic value when they vest even if the market price of our Class A common stock declines or stays flat, thus delivering more predictable value to our executive officers.
Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies—Amended and Restated Equity Award Grant Policy” below and are typically granted annually.
Annual Equity Awards
For fiscal 2023, our compensation committee determined that the annual equity awards to be granted to our executive officers, including our then-incumbent named executive officers, should be a mix of service-based RSU awards (50% for the CEO and 75% for other executive officers) and PSU awards (50% for the CEO and 25% for other executive officers).
In determining the aggregate value of the equity awards granted to our executive officers in fiscal 2023, our compensation committee considered our performance, market data for each executive officer, the criticality of individual roles, the individual skills, experience and performance of each executive officer and the mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value. In addition, our compensation committee considers the factors described in “Compensation-Setting Process—Role of the Compensation Committee” above.
In March 2022, our compensation committee granted the following annual equity awards to our then-incumbent named executive officers, other than our CEO who requested that he not be granted an annual equity award in fiscal 2023:
Annual Equity Awards for Fiscal 2023

Named Executive Officer	PSU Awards that May be Earned and Settled in Shares of our Class A Common Stock (value of underlying stock based on target performance) ($)	PSU Awards that May be Earned and Settled in Shares of our Class A Common Stock (target number of shares)(1)	RSU Awards that May be Settled in Shares of our Class A Common Stock (value) ($)	RSU Awards that May be Settled in Shares of our Class A Common Stock (number of shares)(2)
Mr. McKinnon	—	—	—	—
Mr. Tighe(3)	4,500,000	24,428	13,500,000	73,282
Mr. Runyan	3,750,000	20,357	11,250,000	61,069
Ms. St. Ledger	2,250,000	12,214	6,750,000	36,641
(1)The number of shares of our Class A common stock subject to these PSU awards based on target performance was calculated by dividing the dollar value of the award by the average closing market price on the Nasdaq Global Select Market of one share of our Class A common stock in February 2022, which was $184.22 per share.
(2)The number of shares of our Class A common stock subject to these RSU awards was calculated by dividing the dollar value of the award by the average closing market price on the Nasdaq Global Select Market of one share of our Class A common stock in February 2022, which was $184.22 per share.
(3)Mr. Tighe’s equity award was granted to him in connection with his appointment as our permanent CFO effective January 28, 2022.

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Compensation Discussion and Analysis
PSU Awards
The PSU awards granted in fiscal 2023 to our named executive officers are to be earned, if at all, based on the performance of our total stockholder return (“TSR”) relative to the TSR of the companies comprising the Nasdaq Composite Index (the “Index”) during three performance periods: a one-year period from February 1, 2022 through January 31, 2023 (“Performance Period 1”), a two-year period from February 1, 2022 through January 31, 2024 (“Performance Period 2”) and a three-year period from February 1, 2022 through January 31, 2025 (“Performance Period 3”).
The number of units earned (and accordingly, the number of shares of our Class A common stock issuable) for each performance period will be determined by multiplying the Achievement Factor (as defined below) for such performance period by one-third of the total number of units granted to the named executive officer, subject to such named executive officer remaining in our service as a director, consultant or employee through March 15th of the calendar year in which the applicable performance period ends.
Following the end of each performance period, our compensation committee will compare our TSR to the TSR of the Index for that performance period, and determine the Achievement Factor, based on our relative TSR achievement (“Relative TSR”). The following table shows how the Achievement Factor for each performance period will be determined:

Relative TSR for Performance Periods 1 and 2	Achievement Factor
Below the 30th percentile of the Nasdaq Composite	0
At the 30th percentile of the Nasdaq Composite	0.5
At or above the 55th percentile of the Nasdaq Composite	1

Relative TSR for Performance Period 3	Achievement Factor(1)
Below the 30th percentile of the Nasdaq Composite	0
At the 30th percentile of the Nasdaq Composite	Prior Achievement Sum greater than or equal to 1 = 0.5 Prior Achievement Sum less than 1 = 1.5 less the Prior Achievement Sum
At the 55th percentile of the Nasdaq Composite	3 less the Prior Achievement Sum
At or above the 90th percentile of the Nasdaq Composite	6 less the Prior Achievement Sum
(1)“Prior Achievement Sum” means the sum of the Achievement Factors for Performance Period 1 and Performance Period 2.
If the Relative TSR achieved during the applicable performance period is between two of the achievement levels indicated in the tables above, the Achievement Factor for that performance period will be determined using linear interpolation. The maximum number of PSUs that can be earned for all three performance periods combined is 200% of the number of PSUs granted.
RSU Awards
The annual fiscal 2023 RSU awards granted to the named executive officers vested as to 6.25% of the award on June 15, 2022, with the remaining units vesting in 15 equal quarterly installments thereafter, subject to the named executive officer’s continuous employment with us through each applicable vesting date. Each unit granted pursuant to the RSU awards represents a contingent right to receive one share of our Class A common stock upon vesting.
PSU Achievement for Performance Period 1
In February 2023, our compensation committee determined that, based on our TSR relative to the TSR of the Index, the Achievement Factor for Performance Period 1 was zero. Consequently, our named executive officers did not earn any PSUs (or underlying shares of our Class A common stock) for Performance Period 1.
Mr. Ninan’s New Hire Equity Award
On September 22, 2022, in connection with Mr. Ninan’s appointment as our CAO, our compensation committee granted to Mr. Ninan an award of 35,134 time-based RSUs, with a target value of $3,500,000, which was converted into a number of RSUs using the average closing trading price of our Class A common stock over the month of August 2022. This RSU award vests over four years as described in the “Fiscal 2023 Grants of Plan-Based Awards Table” below.
The equity awards granted to our named executive officers in fiscal 2023 are set forth in the “Fiscal 2023 Summary Compensation Table” and the “Fiscal 2023 Grants of Plan-Based Awards Table” below.

Okta, Inc.	2023 Proxy Statement	45

Compensation Discussion and Analysis
Employee Benefit Programs

Our named executive officers are eligible to participate in all of our employee benefit plans offered to U.S. employees, including our 401(k) plan, employee stock purchase plan and medical, dental, life and disability insurance plans, in each case on the same basis as other U.S. employees.
Perquisites and Other Personal Benefits
We typically provide limited or no perquisites or personal benefits to our named executive officers. During fiscal 2023, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except our President, Worldwide Field Operations, for whom we paid for security-related services.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive team more efficient and effective or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our executive officers will be subject to review and approval by our compensation committee.
401(k) Plan
We maintain a tax-qualified retirement plan, with company matching contributions of up to $5,000 per calendar year, that provides all regular U.S. employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan, subject to applicable annual limits under the U.S. Internal Revenue Code (the “Code”). Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.
Post-Employment Compensation Arrangements

Not in Connection with a Change in Control
Our Executive Severance Plan provides that upon the termination of employment of an eligible participant by us for any reason other than for “cause” (as defined in the Executive Severance Plan), death or disability outside of the “change-in-control period” (defined as the period beginning three months prior to and ending 12 months after a Sale Event, as defined in the 2017 Plan), an eligible participant will be entitled to receive, subject to the timely execution and delivery of an effective release of claims in favor of our company:
•a lump sum cash payment equal to 12 months of base salary for our CEO, nine months of base salary for our other executive officers and six months of base salary for the other participants; and
•a monthly cash payment equal to our contribution toward health insurance for 12 months for our CEO, nine months for our other executive officers and six months for the other participants.
In Connection with a Change in Control
Our Executive Severance Plan also provides that upon (i) the termination of employment of an eligible participant by us other than for cause, death or disability or (ii) the resignation of an eligible participant for “good reason” (as defined in the Executive Severance Plan), in each case within the change-in-control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the timely execution and delivery of an effective general release of claims in favor of our company:
•a lump sum cash payment equal to 18 months of base salary for our CEO, 12 months of base salary for our other executive officers and nine months of base salary for the other participants;
•a lump sum cash payment equal to the eligible participant’s annual target incentive compensation opportunity;
•a monthly cash payment equal to our contribution toward health insurance for 18 months for our CEO, 12 months for our other executive officers and nine months for the other participants; and
•full accelerated vesting of all outstanding and unvested equity awards held by such participant, provided that any unvested and outstanding equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.

46	2023 Proxy Statement	Okta, Inc.

Compensation Discussion and Analysis
The payments and benefits provided under our Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may subject an eligible participant to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.
Death-Related Equity Acceleration Policy
Our compensation committee has adopted a policy that upon the termination of employment of any employee due to death, all equity awards that vest solely based on continued service to our company (that is, stock options and RSU awards) and that are outstanding and held by such individual immediately prior to his or her death will fully accelerate and vest effective as of the date of death.
PSU Treatment on Death, Disability or Change in Control
The terms of the PSU award agreement provide for the following treatment on a termination of services:
•Disability: Upon a termination due to disability, the participant’s service will be deemed to have continued through each vesting date, and the participant’s unvested PSUs will be eligible to vest on the vesting date to the extent the applicable performance goals are achieved.
•Death: Upon a termination due to death, for each performance period that is complete as of the date of death, the participant’s service will be deemed to have continued through the applicable vesting date, and the participant’s unvested PSUs will be eligible to vest on the vesting date to the extent the applicable performance goals are achieved, and for each performance period that is not complete as of the date of death, the unvested PSUs attributable to each performance period will accelerate as of the date of death and vest as though a Relative TSR in the 55th percentile had been achieved.
•Sale Event: In the event of a Sale Event (as defined in the 2017 Plan) prior to the end of Performance Period 3, then a number of PSUs determined based on the Achievement Factor calculated for each performance period as of a date prior to the Sale Event by the 2017 Plan’s administrator will vest, subject to the PSU holder remaining employed with the company through the effective date of the Sale Event.
Ms. St. Ledger’s Transition Agreement
In connection with her decision to retire as our President, Worldwide Field Operations effective as of January 31, 2023, we entered into a Transition Agreement and Release, dated November 28, 2022, with Ms. St. Ledger (the “St. Ledger Agreement”), whereby Ms. St. Ledger ceased being an executive officer and our President, Worldwide Field Operations effective and beginning February 1, 2023. Under the terms of the St. Ledger Agreement, Ms. St. Ledger remains as a non-executive employee to provide such transition and advisory services as requested by us through (i) October 31, 2023 (the “Transition Date”) or (ii) such earlier date determined by us or Ms. St. Ledger. Ms. St. Ledger will continue to receive her fiscal 2023 annual base salary and her equity awards will continue to vest during this transition period. In addition, Ms. St. Ledger was also eligible to receive an annual cash performance bonus for fiscal 2023 based on the achievement of corporate performance goals as described in “Elements of Our Executive Compensation Program—Annual Performance-Based Incentive Compensation” above. In addition, if Ms. St. Ledger provides services through the Transition Date, she will be eligible to receive, subject to her timely execution and non-revocation of a general release of claims, (i) a lump sum cash payment equal to two months of her annual base salary and (ii) payment of her monthly COBRA premiums for continued coverage under our health plans for two months following the Transition Date.
Mr. Runyan’s Transition Agreement
In connection with his decision to retire as our General Counsel effective as of March 3, 2023, we entered into a Transition Agreement and Release, dated February 27, 2023, with Mr. Runyan (the “Runyan Agreement”), whereby Mr. Runyan ceased being an executive officer and our General Counsel effective March 3, 2023. Under the terms of the Runyan Agreement, Mr. Runyan remains as a non-executive employee to provide such transition and advisory services as requested by us through (i) September 15, 2023 or (ii) such earlier date determined by us or Mr. Runyan. Mr. Runyan will continue to receive his fiscal 2023 annual base salary and his equity awards will continue to vest during this transition period.

Okta, Inc.	2023 Proxy Statement	47

Compensation Discussion and Analysis
Other Compensation Policies

Amended and Restated Equity Award Grant Policy
Our compensation committee has adopted an Equity Award Grant Policy (the “Grant Policy”), which was most recently amended in December 2021. Under this policy, we generally grant equity awards on a regularly-scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Grant Policy, our compensation committee has delegated certain limited authority to an equity committee consisting of our CEO, Chief People Officer, CFO and Chief Legal Officer (the “equity committee”), by which any two members of the equity committee may approve the grant of routine new hire, promotion, refresh and certain other equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act or to employees with titles more senior than senior vice president. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Compensation Recovery Policy
Our 2017 Plan provides that awards under such plan will be subject to our compensation recovery (“clawback”) policy, if and when we adopt one. We intend to adopt a general compensation recovery policy covering our short-term and long-term incentive award plans and arrangements once Nasdaq has adopted a SEC-approved listing standard that complies with the SEC’s recently finalized clawback rules for executive officer incentive compensation.
Mandatory Stock Ownership Guidelines
Our compensation committee believes that stock ownership by our executive officers and board is important to promote a long-term perspective and align the interests of our executive officers and directors with those of our stockholders. In March 2023, our compensation committee adopted mandatory stock ownership guidelines for our executive officers and directors, which require each executive officer and director to hold shares of our common stock with an aggregate value equal to at least a specified multiple of each executive officer’s base salary, or each director’s annual cash board retainer, as applicable. This is intended to create clear guidelines that tie a portion of the executive officers’ and directors’ net worth to the performance of our common stock price. The current stock ownership guidelines are as follows:

	CEO	Other Executive Officers	Directors

Multiple of Base Salary/Board Retainer	5x	1x	3x
Executive officers have five years from their date of hire or promotion to a position subject to a higher ownership threshold to satisfy the required level of stock ownership. Directors have five years from their board appointment to satisfy the required level of stock ownership. Our compensation committee reviews progress against these guidelines and requirements annually and will update them as appropriate. As of the most recent review of attainment, each of our executive officers and directors had satisfied the ownership guidelines.
Policy Prohibiting Hedging and Pledging of Company Securities
Our insider trading policies prohibit the members of our board and all employees, including our executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding company securities in a margin account. Our insider trading policies require that members of our board and our executive officers may trade in our securities only pursuant to trading plans that comply with Exchange Act Rule 10b5-1. Certain other employees are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

48	2023 Proxy Statement	Okta, Inc.

Compensation Discussion and Analysis
Tax and Accounting Considerations

Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain current and former executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceed certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards in a manner to either be exempt from or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock, RSUs, PSUs and other stock awards, based on the “grant date fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.

Okta, Inc.	2023 Proxy Statement	49

Executive Compensation
Fiscal 2023 Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by and paid to each of our named executive officers in fiscal 2023, 2022 and 2021.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Todd McKinnon CEO(5)	2023	306,000	—	—	98,853	7,337	412,190
	2022	306,000	7,412,097	23,899,745	165,312	37,323	31,820,477
	2021	306,000	6,070,523	5,551,843	202,646	—	12,131,012
Brett Tighe CFO(6)	2023	480,000	18,174,779	—	155,103	5,738	18,815,620
	2022	385,031	4,824,969	—	174,248	—	5,384,248
Shibu Ninan CAO(7)	2023	175,606	1,941,505	—	39,608	2,280	2,158,999
Jonathan T. Runyan Former General Counsel(8)	2023	464,660	15,145,861	—	161,677	5,840	15,778,038
	2022	371,728	1,482,584	14,339,897	154,589	—	16,348,798
	2021	331,900	2,159,103	1,943,123	169,253	—	4,603,379
Susan St. Ledger Former President, Worldwide Field Operations(9)	2023	551,250	9,087,541	—	248,063	68,491	9,955,345
	2022	525,000	34,526,428	—	436,365	—	35,487,793
(1)Mr. Ninan was not a named executive officer in fiscal 2022 and 2021 and Mr. Tighe and Ms. St. Ledger were not named executive officers in fiscal 2021 so their compensation is not presented for those periods. Mr. Runyan and Ms. St. Ledger retired from the roles of General Counsel and President, Worldwide Field Operations, respectively, after the end of fiscal 2023. Mr. McKinnon serves on our board but is not paid compensation for such service.
(2)The amounts reported represent the aggregate grant date fair values of the RSUs granted to our named executive officers in fiscal 2023, 2022 and 2021 and the PSUs granted to our named executive officers in fiscal 2023, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair values of the RSUs are set forth in the notes to our consolidated financial statements included in our 2023 Annual Report. The grant date fair values of the PSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. These amounts do not necessarily correspond to the actual value recognized by our named executive officers.

The Monte Carlo valuation method simulates a range of possible future stock prices for our company and the Index using certain inputs. Such inputs for the PSUs granted in fiscal 2023 consisted of the following:

Year of Grant	Expected Term(a)	Stock Price Volatility(b)		Risk-Free Interest Rate(c)
		Company	Index

2022	2.86 years	49.18%	72.31%	2.34%

(a) Based on the time period from the grant date to the end of the longest performance period (the “simulation term”).
(b) Based on historical stock price volatility over the 2.86 years prior to the date of grant.
(c) Derived from the continuously compounded yield on zero-coupon U.S. Treasury STRIPS as of the grant date for a period equivalent to the simulation term.

The vesting conditions and other terms of the PSU awards are discussed in more detail in the “Compensation Discussion and Analysis" above and the “Fiscal 2023 Grants of Plan-Based Awards Table” and “Fiscal 2023 Outstanding Equity Awards at Fiscal Year-End Table” below.
(3)The amounts reported represent the aggregate grant date fair values of the stock options granted to our named executive officers in fiscal 2022 and 2021, calculated in accordance with ASC Topic 718. No stock options were granted to our named executive officers in fiscal 2023. The assumptions used in calculating the grant date fair value are set forth in the notes to our consolidated financial statements included in our 2023 Annual Report. These amounts do not necessarily correspond to the actual values recognized by the named executive officers.
(4)The amounts reported represent the aggregate annual performance-based cash incentives earned in fiscal 2023, 2022 and 2021, based upon the achievement of certain company metrics. For fiscal 2023, the amount reported for Ms. St. Ledger was paid in cash pursuant to her transition agreement as described above in “Compensation Discussion and Analysis–Post-Employment Compensation Arrangements–Ms. St. Ledger's Transition Agreement.” Otherwise, for fiscal 2023, 2022 and 2021, the amounts reported represent the ASC Topic 718 grant date fair values of fully-vested RSUs issued in lieu of the cash incentive payable. In fiscal 2023, the RSUs were granted on March 15, 2023 in the following numbers: Mr. McKinnon: 1,188 RSUs; Mr. Tighe: 1,864 RSUs; Mr. Ninan: 476 RSUs; and Mr. Runyan: 1,943 RSUs. The number of RSUs granted to the applicable named executive officer in satisfaction of the amount payable under the Bonus Plan was determined by dividing the earned cash incentive payable (expressed as a dollar value) by the trailing average closing price of our common stock on the Nasdaq during the month prior to the date of grant, consistent with our Grant Policy. As a result, the RSU ASC Topic 718 grant date fair values differ from the dollar values of the earned cash incentive payable. The fiscal 2023 cash achievement for each named executive officer is described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Annual Performance-Based Incentive Compensation–Performance in Fiscal 2023 and Payouts.”

50	2023 Proxy Statement	Okta, Inc.

Executive Compensation
(5)Mr. McKinnon's fiscal 2023 "All Other Compensation" includes (a) $5,417 for 401(k) matching contributions by the company, (b) $1,242 for term life insurance premium payments by the company and (c) $678 for a tax gross-up related to the incremental cost of travel and attendance by Mr. McKinnon's spouse at a company-sponsored event.
(6)Mr. Tighe's fiscal 2023 "All Other Compensation" includes (a) $5,175 for 401(k) matching contributions by the company and (b) $563 for term life insurance premium payments by the company.
(7)Mr. Ninan's fiscal 2023 stock awards include an initial RSU award in connection with his appointment as our CAO in August 2022 as described above in “Compensation Discussion and Analysis–Elements of Our Executive Compensation Program–Long-Term Incentive Compensation–Mr. Ninan’s New Hire Equity Award.” Mr. Ninan's fiscal 2023 "All Other Compensation" includes (a) $1,875 for 401(k) matching contributions by the company and (b) $405 for term life insurance premium payments by the company.
(8)Mr. Runyan's fiscal 2023 "All Other Compensation" includes (a) $1,250 for 401(k) matching contributions by the company, (b) $810 for term life insurance premium payments by the company and (c) $3,780 for a tax gross-up related to the incremental cost of travel and attendance by Mr. Runyan's spouse at a company-sponsored event.
(9)Ms. St. Ledger's fiscal 2023 "All Other Compensation" includes (a) $2,917 for 401(k) matching contributions by the company, (b) $2,322 for term life insurance premium payments by the company, (c) $3,844 for the incremental cost of travel and attendance by Ms. St. Ledger's guest at a company-sponsored event and $3,780 for the related tax gross-up and (d) $55,628 for costs related to personal security.

Okta, Inc.	2023 Proxy Statement	51

Executive Compensation
Fiscal 2023 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during fiscal 2023.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd McKinnon	FY22 Bonus RSU(5)	3/15/2022	—	—	—	—	—	—	1,110	165,312
	Annual Cash	—	29,835	198,900	298,350	—	—	—	—	—
Brett Tighe	FY22 Bonus RSU(5)	3/15/2022	—	—	—	—	—	—	1,170	174,248
	Annual Cash	—	46,800	312,000	468,000	—	—	—	—	—
	Annual RSU(6)	3/22/2022	—	—	—	—	—	—	73,282	12,196,323
	Annual PSU	3/22/2022	—	—	—	4,071	24,428	48,856	—	5,978,456
Shibu Ninan	Annual Cash	—	11,947	79,644	119,466	—	—	—	—	—
	Initial RSU(7)	9/22/2022	—	—	—	—	—	—	35,134	1,941,505
Jonathan T. Runyan	FY22 Bonus RSU(5)	3/15/2022	—	—	—	—	—	—	1,038	154,589
	Annual Cash	—	48,789	325,262	487,893	—	—	—	—	—
	Annual RSU(6)	3/22/2022	—	—	—	—	—	—	61,069	10,163,714
	Annual PSU	3/22/2022	—	—	—	3,393	20,357	40,714	—	4,982,147
Susan St. Ledger	FY22 Bonus RSU(5)	3/15/2022	—	—	—	—	—	—	2,930	436,365
	Annual Cash	—	82,688	551,250	826,875	—	—	—	—	—
	Annual RSU(6)	3/22/2022	—	—	—	—	—	—	36,641	6,098,162
	Annual PSU	3/22/2022	—	—	—	2,036	12,214	24,428	—	2,989,379

(1)This column sets forth the fiscal 2023 target bonus amount for each of our named executive officers under our Bonus Plan. “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible. Target bonuses were set as a percentage of each named executive officer’s base salary earned for fiscal 2023 as follows: 65% for each of Messrs. McKinnon and Tighe, 45% for Mr. Ninan, 70% for Mr. Runyan and 100% for Ms. St. Ledger. The threshold, target and maximum amounts shown for Mr. Ninan are pro-rated to reflect his August 2022 hire date. The dollar values of the actual bonus awards earned by the named executive officers are set forth in the “Fiscal 2023 Summary Compensation Table” above. Pursuant to the Bonus Plan, the actual bonus awards for Messrs. McKinnon, Tighe, Ninan and Runyan were paid out in fully-vested RSUs, instead of cash. The bonus award for Ms. St. Ledger was paid in cash pursuant to her transition agreement as described in “Compensation Discussion and Analysis–Post-Employment Compensation Arrangements–Ms. St. Ledger's Transition Agreement” above. The amounts set forth in this column do not represent either additional or actual compensation earned by the named executive officers for fiscal 2023. For a description of the Bonus Plan, see “Compensation Discussion and Analysis–Annual Performance-Based Incentives” above.
(2)Annual PSUs represent shares of Class A common stock subject to the PSU awards granted to each of Messrs. Tighe and Runyan and Ms. St. Ledger in fiscal 2023. These columns show the awards that were possible at the threshold, target and maximum levels of performance. PSUs were to be earned based upon our TSR relative to the TSR of the Index during three performance periods, as described in "Compensation Discussion and Analysis–Long-Term Incentive Compensation–PSU Awards" above. Ultimately, PSUs could be earned from 0% (if threshold levels of performance were not achieved) to a maximum of 200% of target. PSUs are subject to potential vesting acceleration as described in “Compensation Discussion and Analysis–Post-Employment Compensation Arrangements” above and “Potential Payments upon Termination or Change in Control” below.
(3)Annual RSUs were granted under the 2017 Plan. RSUs are subject to potential vesting acceleration as described in “Compensation Discussion and Analysis–Post-Employment Compensation Arrangements” above and “Potential Payments upon Termination or Change in Control” below.
(4)The amounts reported represent the aggregate grant date fair values of equity awards granted to our named executive officers in fiscal 2023, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair values of (a) RSUs are set forth in the notes to our consolidated financial statements included in our 2023 Annual Report and (b) PSUs are set forth in footnote 2 of the “Fiscal 2023 Summary Compensation Table” above. These amounts do not necessarily correspond to the actual values recognized by our named executive officers.
(5)FY22 Bonus RSUs represent annual performance-based cash incentives earned in fiscal 2022 pursuant to the Bonus Plan but paid in the form of fully-vested RSUs granted on March 15, 2022 (fiscal 2023) in amounts as determined in accordance with our Grant Policy. These amounts are reported above as fiscal 2022 compensation in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2023 Summary Compensation Table” above.
(6)These annual RSU awards vested as to 6.25% of the shares of Class A common stock underlying the RSU award on June 15, 2022, and vest as to the remainder of the shares in 15 equal quarterly installments thereafter, in each case, subject to continuous service.
(7)Mr. Ninan's initial RSU award vests as to 25% of the shares of Class A common stock underlying the RSU award on September 15, 2023, and vests as to the remainder of the shares in 12 equal quarterly installments thereafter, in each case, subject to continuous service.

52	2023 Proxy Statement	Okta, Inc.

Executive Compensation
Fiscal 2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding outstanding equity awards held by our named executive officers as of January 31, 2023.

			Option Awards(1)(2)				Stock Awards(2)
		Vesting Commencement Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Name	Grant Date		Exercisable (#)	Unexercisable (#)

Todd McKinnon	8/28/2015(4)	8/1/2015	181,053	—	7.17	8/27/2025	—	—	—	—
	7/30/2016(4)	7/29/2016	1,794,803	—	8.97	7/29/2026	—	—	—	—
	3/22/2018(4)	2/1/2018	5,438	—	39.21	3/21/2028	—	—	—	—
	3/25/2019(5)	2/1/2019	29,947	2,304	82.16	3/24/2029	—	—	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	3,181	234,153	—	—
	4/15/2020(5)	2/1/2020	24,186	24,186	142.47	4/14/2030	—	—	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	13,213	972,609	—	—
	4/22/2021(5)	2/1/2021	30,506	33,161	274.96	4/21/2031	—	—	—	—
	4/22/2021(6)	3/15/2021	—	—	—	—	15,163	1,116,148	—	—
	4/22/2021(5)	2/1/2021	61,013	66,321	274.96	4/21/2031	—	—	—	—
Brett Tighe	6/15/2019(6)	6/15/2019	—	—	—	—	933	68,678	—	—
	6/16/2020(7)	6/15/2020	—	—	—	—	1,811	133,308	—	—
	12/17/2020(7)	12/15/2020	—	—	—	—	3,320	244,385	—	—
	3/26/2021(7)	3/15/2021	—	—	—	—	1,820	133,970	—	—
	3/22/2022(7)	3/15/2022	—	—	—	—	59,542	4,382,887	—	—
	3/22/2022(8)	2/1/2022	—	—	—	—	—	—	12,214	899,073
Shibu Ninan	9/22/2022(6)	9/15/2022	—	—	—	—	35,134	2,586,214	—	—
Jonathan T. Runyan	7/30/2016(4)	7/29/2016	134,900	—	8.97	7/29/2026	—	—	—	—
	3/22/2018(4)	2/1/2018	52,000	—	39.21	3/21/2028	—	—	—	—
	3/25/2019(5)	2/1/2019	31,842	678	82.16	3/24/2029	—	—	—	—
	3/25/2019(6)	3/15/2019	—	—	—	—	936	68,899	—	—
	4/15/2020(5)	2/1/2020	22,789	8,466	142.47	4/14/2030	—	—	—	—
	4/15/2020(6)	3/15/2020	—	—	—	—	4,624	340,373	—	—
	4/22/2021(5)	2/1/2021	6,101	6,633	274.96	4/21/2031	—	—	—	—
	4/22/2021(6)	3/15/2021	—	—	—	—	3,033	223,259	—	—
	4/22/2021(5)	2/1/2021	48,810	53,057	274.96	4/21/2031	—	—	—	—
	3/22/2022(7)	3/15/2022	—	—	—	—	49,619	3,652,455	—	—
	3/22/2022(8)	2/1/2022	—	—	—	—	—	—	10,179	749,276
Susan St. Ledger	3/15/2021(9)	3/15/2021	—	—	—	—	24,261	1,785,852	—	—
	3/22/2022(7)	3/15/2022	—	—	—	—	29,771	2,191,443	—	—
	3/22/2022(8)	2/1/2022	—	—	—	—	—	—	6,107	449,536

(1)Stock options granted prior to 2017 were granted pursuant to our 2009 Stock Plan (the “2009 Plan”) and stock options granted after 2017 were granted pursuant to our 2017 Plan.

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Executive Compensation
(2)Upon (i) a termination of employment by us other than for cause (as defined in the Executive Severance Plan) or disability or (ii) a resignation for good reason (as defined in the Executive Severance Plan), in each case within the change-in-control period (as defined in the Executive Severance Plan) (such termination of employment or resignation, a “termination without cause or with good reason in connection with a change in control”), or (iii) the death of the employee, the vesting of the shares subject to options or RSUs will fully accelerate and will become vested in full upon such termination date. PSUs are subject to potential vesting acceleration as described in “Compensation Discussion and Analysis–Post-Employment Compensation Arrangements” above and “Potential Payments upon Termination or Change in Control” below.
(3)These columns represent the market value of the shares underlying the RSUs or PSUs as of January 31, 2023, based on the closing price of our Class A common stock, as reported on Nasdaq, of $73.61 per share on January 31, 2023.
(4)The stock options are fully vested and exercisable.
(5)25% of the shares underlying the options vested upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 36 successive equal monthly installments, subject to continuous service.
(6)25% of the shares underlying the award vest upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 12 successive equal quarterly installments, subject to continuous service.
(7)6.25% of the shares underlying the award vested on the quarterly vesting date (March 15, June 15, September 15 or December 15) following the vesting commencement date, and the balance of the shares vest in 15 successive equal quarterly installments, subject to continuous service.
(8)Represents PSUs reported based on threshold levels of achievement. PSUs are earned based upon our TSR relative to the TSR of the Index during three performance periods, as described in "Compensation Discussion and Analysis—Long-Term Incentive Compensation—PSU Awards" above. While reflected in the table based on threshold performance, no PSUs were earned for the fiscal 2023 performance period. PSUs are subject to potential vesting acceleration as described in “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements” above and “Potential Payments upon Termination or Change in Control” below.
(9)25% of the shares underlying the award vested upon completion of one year of service measured from the vesting commencement date, and the balance of the shares vest in 12 successive equal quarterly installments, subject to continuous service. The shares underlying the award will accelerate and become fully vested upon death or disability pursuant to Ms. St. Ledger’s offer letter.

54	2023 Proxy Statement	Okta, Inc.

Executive Compensation
Fiscal 2023 Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and the vesting of RSUs and the related value realized upon such exercise or vesting during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Todd McKinnon	347,915	18,574,889	39,726	4,187,018
Brett Tighe	69,046	3,724,608	30,680	2,872,578
Shibu Ninan	—	—	—	—
Jonathan T. Runyan	100	10,944	23,694	2,143,425
Susan St. Ledger	—	—	82,582	6,492,962

(1)The value realized on exercise is based on the difference between the closing price of our Class A common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date.
Pension Benefits

Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Okta, Inc.	2023 Proxy Statement	55

Executive Compensation
Potential Payments upon Termination or Change in Control

Employment Offer Letters in Place During Fiscal 2023 for Named Executive Officers
We entered into employment offer letters with Messrs. McKinnon and Runyan in February 2017, with Ms. St. Ledger in September 2020, with Mr. Tighe in January 2022 and with Mr. Ninan in June 2022 that provided for at-will employment and set forth each executive’s annual base salary, target bonus opportunity and eligibility to participate in our benefit plans generally.
Executive Severance Plan and Death-Related Equity Acceleration Policy
Each of our serving named executive officers also participates in our Executive Severance Plan, as described above under the heading “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements,” and our Death-Related Equity Acceleration Policy, as described above in “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements—Death-Related Equity Acceleration Policy,” and remains subject to our standard employment, confidential information and invention assignment agreement.
PSU Treatment on Death, Disability or Change in Control
The terms of the PSU award agreement provide for the following treatment on a termination of services:
•Disability: Upon a termination due to disability, the participant’s service will be deemed to have continued through each vesting date, and the participant’s unvested PSUs will be eligible to vest on the vesting date to the extent the applicable performance goals are achieved.
•Death: Upon a termination due to death, for each performance period that is complete as of the date of death, the participant’s service will be deemed to have continued through the applicable vesting date, and the participant’s unvested PSUs will be eligible to vest on the vesting date to the extent the applicable performance goals are achieved, and for each performance period that is not complete as of the date of death, the unvested PSUs attributable to each performance period will accelerate as of the date of death and vest at target.
•Sale Event: In the event of a Sale Event (as defined in the 2017 Plan) prior to the end of Performance Period 3, then a number of PSUs determined based on the Achievement Factor calculated for each performance period as of a date prior to the Sale Event by the 2017 Plan’s administrator will vest, subject to the PSU holder remaining employed with the company through the effective date of the Sale Event.
Transition Agreement with Ms. St. Ledger
As described in “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements—Ms. St. Ledger’s Transition Agreement” above, in connection with Ms. St. Ledger’s retirement as our President, Worldwide Field Operations effective January 31, 2023, we entered into the St. Ledger Agreement whereby Ms. St. Ledger ceased being an executive officer and our President, Worldwide Field Operations effective and beginning February 1, 2023. Under the terms of the St. Ledger Agreement, Ms. St. Ledger will continue to receive her fiscal 2023 annual base salary and her equity awards will continue to vest while providing transition services, and Ms. St. Ledger was paid an annual cash performance bonus for fiscal 2023 based on the achievement of corporate performance goals. Specifically, during the transition period, Ms. St. Ledger:
•will continue to receive her annual base salary of $551,250;
•will continue to participate in our benefit plans;
•received her fiscal 2023 bonus amount of $248,063 paid in cash pursuant to the St. Ledger Agreement; and
•will continue to vest in all RSUs previously granted to her under our 2017 Plan.
In addition, if Ms. St. Ledger provides services through the Transition Date, she will be eligible to receive, subject to her timely execution and non-revocation of a general release of claims, (i) a lump sum cash payment equal to two months of her annual base salary and (ii) payment of her monthly COBRA premiums for continued coverage under our health plans for two months following the Transition Date.
Transition Agreement with Mr. Runyan
In connection with Mr. Runyan’s retirement as our General Counsel effective March 3, 2023, we entered into the Runyan Agreement whereby Mr. Runyan ceased being an executive officer and our General Counsel effective March 3, 2023. Under the terms of the Runyan Agreement, Mr. Runyan remains as a non-executive employee to provide such transition and advisory services as requested by us through (i) September 15, 2023 or (ii) such earlier date determined by us or Mr. Runyan. During this transition period, Mr. Runyan will continue to receive his fiscal 2023 annual base salary and continue to vest in any outstanding equity awards that he held

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Executive Compensation
pursuant to our company’s stock plans according to the terms of the agreements pursuant to which such equity awards were issued. Specifically, during the transition period, Mr. Runyan:
•will continue to receive his annual base salary of $464,660;
•will continue to participate in our benefit plans;
•received his fiscal 2023 bonus paid in fully-vested RSUs for the performance period ended January 31, 2023 in accordance with the terms and conditions of the Bonus Plan; and
•will continue to vest in all RSUs and options to purchase shares of our common stock previously granted to him under our 2017 Plan or any predecessor plan.
The following table presents information concerning (i) for each of Messrs. McKinnon, Tighe and Ninan, estimated payments and benefits that would be provided pursuant to the arrangements described above and (ii) for each of Ms. St. Ledger and Mr. Runyan, estimated payments and benefits that would be provided pursuant to the arrangements described above, as in effect at fiscal 2023 year-end. See “Transition Agreement with Ms. St. Ledger” and “Transition Agreement with Mr. Runyan” above for a description of actual amounts to be paid to Ms. St. Ledger and Mr. Runyan, respectively, based on their transition agreements. The estimated payments and benefits set forth below assume that the termination of employment or change-in-control event occurred on the last business day of fiscal 2023, January 31, 2023, and a per share value of our common stock of $73.61, which is the closing market price per share of our Class A common stock on such date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)	Death ($)	Disability ($)
Todd McKinnon	Cash Severance	306,000	657,900	—	—
	Health Benefits	32,721	49,081	—	—
	Equity Acceleration(1)	—	2,322,911	2,322,911	—
	Total	338,721	3,029,892	2,322,911	—
Brett Tighe	Cash Severance	360,000	792,000	—	—
	Health Benefits	24,541	32,721	—	—
	Equity Acceleration(1)	—	6,761,373	6,761,373	—
	Total	384,541	7,586,094	6,761,373	—
Shibu Ninan	Cash Severance	285,000	551,000	—	—
	Health Benefits	18,960	25,281	—	—
	Equity Acceleration(1)	—	2,586,214	2,586,214	—
	Total	303,960	3,162,495	2,586,214	—
Jonathan T. Runyan(2)	Cash Severance	348,495	789,922	—	—
	Health Benefits	24,541	32,721	—	—
	Equity Acceleration(1)	—	5,783,464	5,783,464	—
	Total	373,036	6,606,107	5,783,464	—
Susan St. Ledger(3)	Cash Severance	413,438	1,102,500	—	—
	Health Benefits	7,884	10,511	—	—
	Equity Acceleration(1)(4)	—	4,876,368	4,876,368	1,785,852
	Total	421,322	5,989,379	4,876,368	1,785,852
(1)The value of stock option and RSU award vesting acceleration is based on the closing price of $73.61 per share of our Class A common stock as of January 31, 2023, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. The value of PSU award vesting acceleration is based on the closing price of $73.61 per share of our Class A common stock as of January 31, 2023 and reflects (a) with respect to a termination without cause or with good reason in connection with a change in control, acceleration of the number of shares of our Class A common stock subject to the PSU award based on target performance, (b) with respect to the named executive officer’s death on January 31, 2023, Achievement Factors of 0, 1 and 2 for Performance Periods 1, 2 and 3, respectively and (c) with respect to a change in control on January 31, 2023 without termination, forfeiture of the entire PSU award.

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Executive Compensation
(2)See “Transition Agreement with Mr. Runyan” above for a description of actual amounts to be paid to Mr. Runyan based upon the Runyan Agreement, which was entered into in March 2023 (fiscal 2024).
(3)See “Transition Agreement with Ms. St. Ledger” above for a description of actual amounts to be paid to Ms. St. Ledger based upon the St. Ledger Agreement.
(4)The shares underlying Ms. St. Ledger’s initial RSU award with a grant date of March 15, 2021 accelerate and fully vest upon disability pursuant to her offer letter.

58	2023 Proxy Statement	Okta, Inc.

Executive Compensation
CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship between the annual total compensation of our CEO and the annual total compensation of our median compensated employee for fiscal 2023 (our “CEO pay ratio”).
•The median of the annual total compensation of all employees of our company (other than our CEO) was $233,825
•The annual total compensation of our CEO was $412,190
•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 2 to 1
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules. In evaluating this information, it should be noted that the ratio is lower than in prior fiscal years because our CEO, at his request, did not receive an annual equity award in fiscal 2023.
Since it has been three years since we last identified our previous median employee, we conducted a new analysis to identify our median employee for fiscal 2023 as follows:
Initially, we examined the compensation of all our full-time employees (other than our CEO) as of January 31, 2023, the last day of fiscal 2023. Our employee population consisted of individuals (other than our CEO) working at our parent company and consolidated subsidiaries both within and outside the United States. We did not include any contractors or other non-employee workers in our employee population. Aside from four interns, we did not have any temporary or seasonal employees as of January 31, 2023.
We used a consistently applied compensation measure consisting of annual base salary, target annual bonus or commission, and the grant date fair value of equity awards for the 12-month period from February 1, 2022 through January 31, 2023 to identify our median employee. For simplicity and consistency across our organization, we used annual base salary rate. Equity awards granted during the year were included using the same methodology we use for reporting the grant date fair value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table. Payments not made in U.S. dollars were converted to U.S. dollars using a currency exchange rate as of January 31, 2023. We did not make any cost-of-living adjustment.
Using this approach, we identified the individual at the median of our employee population who was the best representative of our employee population. The individual was a full-time employee based in the United States.
We calculated this employee’s fiscal 2023 annual total compensation using the same methodology that we use for determining the annual total compensation of our named executive officers as reported in the “Fiscal 2023 Summary Compensation Table” above.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Fiscal 2023 Summary Compensation Table” above.
Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices.

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Executive Compensation
Pay Versus Performance Table

In accordance with SEC rules, the following table sets forth additional information concerning the compensation of our CEO (our “PEO”) and our other named executive officers (our “Non-PEO NEOs” and together with our PEO, our “NEOs”) for each of fiscal years 2021, 2022 and 2023, and our financial and TSR performance for each such fiscal year.
The amounts below shown for compensation actually paid do not represent the aggregate value of cash and shares of common stock received by our NEOs during the year, but rather is an amount calculated in accordance with SEC rules and includes, among other things, year-over-year changes in the value of unvested equity awards. As a result of the calculation methodology required by the SEC, compensation actually paid amounts below differ from compensation actually earned, realized or received by the individuals.

Pay Versus Performance
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid for PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (4)	Average Compensation Actually Paid for Non-PEO NEOs (5)	Value of Initial Fixed $100 Investment Based On:		Net Income	Company-Selected Measure: Revenue (8)
					Total Shareholder Return (6)	Peer Group Total Shareholder Return (7)

2023	$412,190	-$21,077,609	$11,677,001	-$425,392	$57	$146	-$815,000,000	$1,858,000,000
2022	$31,820,477	$7,266,404	$15,547,789	$6,358,859	$155	$173	-$848,000,000	$1,300,000,000
2021	$12,131,012	$188,220,074	$5,622,552	$54,801,184	$202	$137	-$266,000,000	$835,000,000

(1)The PEOs and Non-PEO NEOs included in the above columns reflect the following:

Fiscal Year	PEO (CEO)	Non-PEO NEOs
2023	Todd McKinnon	Jonathan Runyan, Brett Tighe, Susan St. Ledger, Shibu Ninan
2022	Todd McKinnon	William Losch, Frederic Kerrest, Jonathan Runyan, Brett Tighe, Susan St. Ledger, Michael Kourey
2021	Todd McKinnon	William Losch, Frederic Kerrest, Charles Race, Jonathan Runyan
(2)Amounts reported in this column represent the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our PEO.
(3)Amounts reported in this column represent the compensation actually paid to our PEO, based on his total compensation reported in the Summary Compensation Table for each of the indicated fiscal years and adjusted as shown in the table below:

PEO
			2021	2022	2023

	Summary Compensation Table - Total Compensation	(a)	$12,131,012	$31,820,477	$412,190
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$11,851,866	$31,311,842	$0
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$24,600,742	$18,370,703	$0
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$74,645,323	-$6,877,916	-$12,500,749
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$378,989	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$88,315,874	-$4,735,019	-$8,989,050
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0	$0
=	Compensation Actually Paid		$188,220,074	$7,266,404	-$21,077,609

a.Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
b.Represents the aggregate grant date fair value of the stock awards and option awards granted to our PEO during the indicated fiscal year, computed in accordance with ASC Topic 718.
•In fiscal 2021, our NEOs were given the option to elect to receive all or a portion of their salary in the form of RSUs that would vest quarterly over a 12-month period. Mr. McKinnon elected to receive $276,534 in RSUs in lieu of base salary. This value has been added to the sum of the amount reported in the stock awards and option awards column for fiscal 2021 (as has been the premium payable in RSUs for electing to receive equity in lieu of cash). Since this value (plus the premium) represented compensation that fluctuated in value as it vested, the entire amount has been included in calculating compensation actually paid.

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Executive Compensation
c.Represents the aggregate fair value as of the indicated fiscal year-end of our PEO's outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with ASC Topic 718.
d.Represents the aggregate change in fair value (from the prior fiscal year-end) during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by our PEO as of the last day of the indicated fiscal year, computed in accordance with ASC Topic 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the indicated fiscal year.
e.Represents the aggregate fair value at vesting of the stock awards and option awards that were granted to our PEO and vested during the indicated fiscal year, computed in accordance with ASC Topic 718.
f.Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by our PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with ASC Topic 718.
g.Represents the aggregate fair value as of the last day of the prior fiscal year of our PEO's stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with ASC Topic 718.
(4)Amounts reported in this column represent the average of the total compensation reported in the Summary Compensation Table for the indicated fiscal year for our Non-PEO NEOs. Please see footnote (1) for our NEOs included in the average for each indicated fiscal year.
(5)Amounts reported in this column represent the average compensation actually paid to our Non-PEO NEOs in the indicated fiscal year, based on the average total compensation for our Non-PEO NEOs reported in the Summary Compensation Table for each of the indicated fiscal years and adjusted as shown in the table below:

Non-PEO NEO Average
			2021	2022	2023

	Summary Compensation Table - Total Compensation	(a)	$5,622,552	$15,547,789	$11,677,001
—	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$5,233,926	$14,950,405	$11,087,422
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$10,801,563	$6,586,929	$4,189,535
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$23,140,229	-$1,740,914	-$2,399,986
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$323,664	$2,647,596	$578,225
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$20,147,101	-$940,687	-$3,382,745
—	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$791,448	$0
=	Compensation Actually Paid		$54,801,184	$6,358,859	-$425,392

a.Represents the average Total Compensation as reported in the Summary Compensation Table for the reported Non-PEO NEOs in the indicated fiscal year.
b.Represents the average aggregate grant date fair value of the stock awards and option awards granted to our Non-PEO NEOs during the indicated fiscal year, computed in accordance with ASC Topic 718.
•In fiscal 2021, our NEOs were given the option to elect to receive all or a portion of their salary in the form of RSUs that would vest quarterly over a 12-month period. On average, our Non-PEO NEOs elected to receive $314,503 in RSUs in lieu of base salary. This value has been added to the sum of the amount reported in the stock awards and option awards column for fiscal 2021 (as has been the premium payable in RSUs for electing to receive equity in lieu of cash). Since this value (plus the premium) represented compensation that fluctuated in value as it vested, the entire amount has been included in calculating compensation actually paid.
c.Represents the average aggregate fair value as of the indicated fiscal year-end of our Non-PEO NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with ASC Topic 718.
d.Represents the average aggregate change in fair value (from the prior fiscal year-end) during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by our Non-PEO NEOs as of the last day of the indicated fiscal year, computed in accordance with ASC Topic 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the indicated fiscal year.
e.Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to our Non-PEO NEOs and vested during the indicated fiscal year, computed in accordance with ASC Topic 718.
f.Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by our Non-PEO NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with ASC Topic 718.
g.Represents the average aggregate fair value as of the last day of the prior fiscal year of our Non-PEO NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with ASC Topic 718.
(6)Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested on January 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(7)The TSR Peer Group consists of the S&P 500 Information Technology Index, an independently prepared index.
(8)We have selected revenue as the Company-Selected Measure because it is a core driver of our performance and stockholder value creation and, accordingly, was utilized in the Bonus Plan.

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Executive Compensation
Relationship Between Pay and Performance

Below are graphs showing the relationship of “Compensation Actually Paid” to our PEO and our non-PEO NEOs in our fiscal years 2021, 2022 and 2023 to (i) the TSR of both our common stock and the S&P 500 Information Technology Index, (ii) our net income and (iii) our revenue.

62	2023 Proxy Statement	Okta, Inc.

Executive Compensation

Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which in the company’s assessment represent the most important financial performance measures used by the company to link compensation actually paid to our PEO and our Non-PEO NEOs for fiscal 2023 to company performance:
•Revenue
•Non-GAAP Operating Income
•Relative TSR

Okta, Inc.	2023 Proxy Statement	63

Report of the Compensation Committee of the Board of Directors
The information contained in this compensation committee report is being furnished and shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Okta specifically incorporates this report or a portion of it by reference.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with the company’s management team. Based on such review and discussions, the compensation committee recommended to the board of directors that this Compensation Discussion and Analysis be included in the Proxy Statement and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended January 31, 2023.

Compensation Committee
Michael Stankey (Chair) Robert L. Dixon, Jr. Rebecca Saeger

64	2023 Proxy Statement	Okta, Inc.

Equity Compensation
Plan Information
The following table provides information as of January 31, 2023 regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2009 Plan, the 2017 Plan, the 2017 Employee Stock Purchase Plan (the “2017 ESPP”), the Auth0, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and the Auth0, Inc. Phantom Unit Plan (the “Phantom Unit Plan” and together with the 2014 Plan, the “Auth0 Plans”).

Equity Compensation Plan Information
Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Referenced in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):	14,915,646(2)	45.2781(3)	32,058,768(4)
Equity compensation plans not approved by security holders(5):	—	—	—
Total	14,915,646	45.2781	32,058,768
(1)The 2017 Plan provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 Plan will automatically increase each February 1, beginning on February 1, 2018, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. The 2017 ESPP provides that the number of shares of Class A common stock reserved and available for issuance under the 2017 ESPP will automatically increase each February 1, beginning on February 1, 2018, by 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. As of January 31, 2023, a total of 45,822,345 shares of our Class A common stock had been authorized for issuance pursuant to the 2017 Plan, which number excludes the 8,065,451 shares that were added to the 2017 Plan as a result of the automatic annual increase on February 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2017 Plan and the 2009 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). We no longer make grants under the 2009 Plan. As of January 31, 2023, a total of 6,831,282 shares of our Class A common stock had been reserved for issuance pursuant to the 2017 ESPP, which number excludes the 1,613,090 shares that were added to the 2017 ESPP as a result of the automatic annual increase on February 1, 2023. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
(2)Includes 5,806,797 shares of Class A and Class B common stock issuable upon the exercise of outstanding options and 9,108,849 shares of Class A common stock issuable upon the vesting of RSUs.
(3)As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)As of January 31, 2023, there were 25,227,486 shares of Class A common stock available for grant under the 2017 Plan and 6,831,282 shares of Class A common stock available for grant under the 2017 ESPP.
(5)Excludes (i) 546,142 shares of Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $29.4384 per share and (ii) 266,618 shares of Class A common stock issuable upon the vesting of RSUs under the Auth0 Plans. We assumed the Auth0 Plans and certain outstanding awards under the Auth0 Plans in connection with our acquisition of Auth0, Inc. in May 2021.

Okta, Inc.	2023 Proxy Statement	65

Security Ownership of
Certain Beneficial Owners
and Management
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 1, 2023 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of the outstanding shares of our Class A or Class B common stock;
•each of our named executive officers, including former executive officers;
•each of our directors; and
•all of our directors and current executive officers as a group.
We have determined beneficial ownership in accordance with SEC rules, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our capital stock on 154,983,511 shares of our Class A common stock and 7,299,891 shares of our Class B common stock outstanding on April 1, 2023. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2023 and RSUs that are releasable within 60 days of April 1, 2023 to be outstanding and to be beneficially owned by the person holding the option and/or RSU for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Okta, Inc., 100 First Street, Suite 600, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
5% Stockholders
Entities affiliated with The Vanguard Group(1)	14,043,781	9.1%	—	—	6.2%	8.7%
Entities affiliated with BlackRock(2)	9,705,940	6.3%	—	—	4.3%	6.0%
Entities affiliated with FMR(3)	8,385,387	5.4%	—	—	3.7%	5.2%
Directors and Named Executive Officers
Shellye Archambeau(4)	8,664	*	—	—	*	*
Emilie Choi	—	—	—	—	—	—
Robert L. Dixon, Jr.(5)	3,441	*	—	—	*	*
Jeff Epstein(6)	1,818	*	—	—	*	*
Patrick Grady(7)	108,670	*	—	—	*	*
Benjamin Horowitz(8)	558,495	*	—	—	*	*
J. Frederic Kerrest(9)	261,748	*	2,772,743	32.5%	11.6%	1.9%
Todd McKinnon(10)	203,149	*	7,634,799	82.3%	30.9%	4.8%
Shibu Ninan(11)	279	*	—	—	*	*
Jonathan T. Runyan(12)	122,672	*	—	—	*	*
Rebecca Saeger(13)	7,994	*	—	—	*	*
Michael Stankey(14)	19,196	*	190,000	2.5%	*	*
Susan St. Ledger(15)	27	*	—	—	*	*

66	2023 Proxy Statement	Okta, Inc.

Security Ownership of Certain Beneficial Owners and Management

Brett Tighe(16)	49,451	*	69,046	*	*	*
All directors and current executive officers as a group (13 persons)(17)	1,243,257	*	10,694,755	99.7%	41.2%	7.2%
*Represents beneficial ownership of less than one percent (1%).
†Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(1)Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 9, 2023. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 13,722,421 shares, shared dispositive power with respect to 321,360 shares, sole voting power with respect to none of the shares and shared voting power with respect to 108,915 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 7, 2023. BlackRock, as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares and sole voting power over 8,829,096 shares. BlackRock reported its beneficial ownership on behalf of itself and the following: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, BlackRock Fund Managers Ltd. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.
(3)Based on information reported by FMR LLC on Schedule 13G filed with the SEC on February 9, 2023. Of the shares of Class A common stock beneficially owned, FMR LLC reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 7,553,304 shares. Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC, and members of the Johnson family, through their ownership of voting common shares and the execution of a shareholders’ voting agreement with respect to FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC listed its address as 245 Summer Street, Boston, MA 02210.
(4)Consists of 8,664 shares of Class A common stock held of record by Ms. Archambeau.
(5)Consists of 3,441 shares of Class A common stock held of record by Mr. Dixon.
(6)Consists of (i) 1,340 shares of Class A common stock held of record by Mr. Epstein and (ii) 478 shares of Class A common stock underlying RSUs held by Mr. Epstein that are releasable within 60 days of April 1, 2023.
(7)Consists of 108,670 shares of Class A common stock held of record by Mr. Grady.
(8)Consists of (i) 1,926 shares of Class A common stock held of record by Mr. Horowitz and (ii) 556,569 shares of Class A common stock held of record by the 1997 Horowitz Family Trust, of which Mr. Horowitz and his spouse are trustees.
(9)Consists of (i) 701 shares of Class A common stock held of record by Mr. Kerrest in an individual capacity, (ii) 261,047 shares of Class A common stock subject to outstanding options held by Mr. Kerrest that are exercisable within 60 days of April 1, 2023, (iii) 1,237,512 shares of Class B common stock subject to outstanding options held by Mr. Kerrest that are exercisable within 60 days of April 1, 2023, (iv) 1,191,187 shares of Class B common stock held of record by Mr. Kerrest and his wife, as trustees of the Kerrest Family Revocable Trust, (v) 257,668 shares of Class B common stock held of record by KIT Holdings LLC and (vi) 86,376 shares of Class B common stock held of record by KLT 218 Holdings LLC. Mr. Kerrest has sole voting power and sole dispositive power with respect to the shares described in (i) through (iii). Mr. Kerrest has shared voting power and shared dispositive power with respect to the shares held of record by Mr. Kerrest and his wife, as trustees of the Kerrest Family Revocable Trust. Mr. Kerrest’s father, as the manager of KIT Holdings LLC, has voting and dispositive power with respect to the shares held of record by KIT Holdings LLC. Mr. Kerrest’s father, as the manager of KLT 218 Holdings LLC, has voting and dispositive power with respect to the shares held of record by KLT 218 Holdings LLC.
(10)Consists of (i) 26,395 shares of Class A common stock held of record by Mr. McKinnon in an individual capacity, (ii) 176,754 shares of Class A common stock subject to outstanding options held by Mr. McKinnon that are exercisable within 60 days of April 1, 2023, (iii) 1,975,856 shares of Class B common stock subject to outstanding options held by Mr. McKinnon that are exercisable within 60 days of April 1, 2023, (iv) 5,530,696 shares of Class B common stock held of record by Mr. McKinnon, as trustee of the McKinnon Stachon Family Trust and (v) 128,247 shares of Class B common stock held of record by Mr. McKinnon’s brother-in-law, as trustee of the McKinnon Irrevocable Trust. Mr. McKinnon has sole voting power and sole dispositive power with respect to the shares described in (i) through (iii). Mr. McKinnon has shared voting power and shared dispositive power with respect to the shares described in (iv) and (v); provided, however, that Mr. McKinnon’s wife, in her role as the sole member of the investment committee of the McKinnon Irrevocable Trust, has voting and dispositive power with respect to the shares held of record by Mr. McKinnon’s brother-in-law, as trustee of the McKinnon Irrevocable Trust, and Mr. McKinnon has no voting and dispositive power with respect to such shares.
(11)Consists of 279 shares of Class A common stock held of record by Mr. Ninan.
(12)Consists of (i) 297 shares of Class A common stock held of record by Mr. Runyan in an individual capacity and (ii) 122,375 shares of Class A common stock subject to outstanding options held by Mr. Runyan that are exercisable within 60 days of April 1, 2023. Mr. Runyan is no longer an executive officer.
(13)Consists of 7,994 shares of Class A common stock held of record by Ms. Saeger.
(14)Consists of (i) 19,196 shares of Class A common stock held of record by Mr. Stankey and (ii) 190,000 shares of Class B common stock subject to outstanding options held by Mr. Stankey that are exercisable within 60 days of April 1, 2023.
(15)Consists of 27 shares of Class A common stock held of record by Ms. St. Ledger. Ms. St. Ledger is no longer an executive officer.
(16)Consists of (i) 48,201 shares of Class A common stock held of record by Mr. Tighe, (ii) 1,250 shares of Class A common stock held of record by the Loomis Tighe Family Living Trust and (iii) 69,046 shares of Class B common stock held of record by the Loomis Tighe Family Living Trust.
(17)Consists of (i) 804,978 shares of Class A common stock beneficially owned by our directors and current executive officers as a group, (ii) 437,801 shares of Class A common stock subject to outstanding options held by our directors and current executive officers as a group that are exercisable within 60 days of April 1, 2023, (iii) 478 shares of Class A common stock underlying RSUs held by our directors and current executive officers as a group that are releasable within 60 days of April 1, 2023, (iv) 7,263,220 shares of Class B common stock beneficially owned by our directors and current executive officers as a group and (v) 3,431,535 shares of Class B common stock subject to outstanding options held by our directors and current executive officers as a group that are exercisable within 60 days of April 1, 2023.

Okta, Inc.	2023 Proxy Statement	67

Certain Relationships and Related Party Transactions	Certain Relationships and Transactions

In addition to the compensation arrangements, including employment, termination of employment and change-in-control arrangements and indemnification arrangements, the following is a description of each transaction since February 1, 2022 and each currently proposed transaction in which:
•Okta was or will be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
We have granted RSUs to our directors and executive officers and PSUs to our executive officers. See the sections titled “Executive Compensation” and “Corporate Governance—Non-Employee Director Compensation” for a description of these RSUs and PSUs.
We have entered into change-in-control arrangements with certain of our executive officers that, among other things, provide for certain severance and change-in-control benefits. See the section titled “Compensation Discussion and Analysis—Post-Employment Compensation Arrangements” for more information regarding these agreements.
In April 2022, we purchased copies of a book, Zero to IPO, authored by Mr. Kerrest for $339,552, and distributed the books to participants at our events as well as to our employees. Mr. Kerrest has pledged to donate any profits he receives from sales of the book to non-profit organizations.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.

68	2023 Proxy Statement	Okta, Inc.

Certain Relationships and Related Party Transactions
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including, without limitation, claims relating to public securities matters, and coverage is provided to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Procedures for Approval of Related Party Transactions

Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

Okta, Inc.	2023 Proxy Statement	69

Additional Information
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

70	2023 Proxy Statement	Okta, Inc.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OKTA2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V17901-P92829

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OKTA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class III directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Shellye Archambeau
02) Robert L. Dixon, Jr.
03) Benjamin Horowitz

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V17902-P92829

Okta, Inc.
Annual Meeting of Stockholders
June 22, 2023 9:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Todd McKinnon, Larissa Schwartz and Brett Tighe, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Okta, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PT, on June 22, 2023, at www.virtualshareholdermeeting.com/OKTA2023, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR Proposals 2 and 3, and (iii) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side